Filed Pursuant to Rule 424(b)(3)
Registration No. 333-171958

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 4, 2011

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 1, 2011)

16,500,000 Shares

Triangle Petroleum Corporation

Common Stock

We are offering 16,500,000 shares of common stock to be sold in this offering. Our common stock is traded on the NYSE Amex under the symbol “TPLM.” On March 4, 2011, the last reported sale price of our common stock as reported on the NYSE Amex was $9.16 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors ” beginning on page S-8 of this prospectus supplement and page 2 of the accompanying prospectus.

	Price to Public	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to Us
Per Share	$	$	$
Total	$	$	$

The underwriters may also purchase up to an additional 2,475,000 shares of common stock from us at the public offering price above, less the underwriting discounts and commissions, within 30 days of the date of this prospectus supplement to cover any over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or before March     , 2011.

Joint Book-Running Managers

Johnson Rice & Company L.L.C.	Canaccord Genuity

Senior Co-Manager

Howard Weil Incorporated

Co-Managers

BMO Capital Markets		KeyBanc Capital Markets
Pritchard Capital Partners, LLC	Global Hunter Securities	Rodman & Renshaw, LLC

The date of this prospectus supplement is March     , 2011.

Prospectus Supplement

Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. In the event that the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the underwriters are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our common stock. Before making an investment decision, you should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference, including the information presented under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless otherwise indicated, information presented in this prospectus supplement assumes that the underwriters’ option to purchase additional shares of common stock is not exercised. We have provided definitions for certain oil and natural gas terms used in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference in the “Glossary of Oil and Natural Gas Terms” beginning on page A-1 of this prospectus supplement. All dollar amounts are in U.S. dollars unless otherwise indicated. In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, the terms “we,” “us” and “our” refer to Triangle Petroleum Corporation and its subsidiaries. Our fiscal year-end is January 31. Except where otherwise indicated, all information regarding share amounts and prices reflect the consummation of our 1 for 10 reverse stock split in November 2010.

Overview

We are an exploration and development company currently focused on the acquisition and development of unconventional shale oil resources in the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana. As of March 4, 2011, we have acquired, or committed to acquire, approximately 30,000 net acres primarily in McKenzie, Williams and Stark Counties of North Dakota and Roosevelt County, Montana. Having identified an area of focus in the Bakken Shale and Three Forks formations that we believe will generate attractive returns on invested capital, we are continuing to explore further opportunities in the region with a long-term goal of reaching 100,000 net acres.

We also hold over 400,000 net acres in the Maritimes Basin of Nova Scotia which contains numerous conventional and unconventional prospective reservoirs, including the Windsor Group sandstones and limestones and Horton Group shales. We currently have no plans to devote a significant portion of our capital budget to this region outside of a regional seismic program and further evaluation of well data in the region. We continue to seek a strategic partner interested in pursuing the potential long-term value offered by our holdings in this region or a farm-out arrangement whereby a partner will fund our future seismic and well programs.

Williston Basin

We own operated and non-operated leasehold positions in the Williston Basin. We anticipate commencing our first operated well in the second half of 2011. The operations of our non-operated leasehold positions are primarily conducted through agreements with major operators in the Williston Basin, including Slawson Exploration, Inc., or Slawson, Kodiak Oil & Gas Corp., or Kodiak, EOG Resources, Inc., or EOG, Brigham Exploration Company, Marathon Oil Corporation, Continental Resources, Inc., XTO Energy Inc., Whiting Petroleum Corporation, Hess Corporation and others. These companies are experienced operators in the development of the Bakken Shale and Three Forks formations. Upon the closing of our recently announced EOG Purchase and Slawson Purchase (see “—Recent Developments”), we believe that we will have the right to operate approximately 7,000 net acres, or over 20% of our approximately 30,000 net acres. We continue to build our technical and financial team and, in addition to our experienced geological, land, brokerage and title teams, we expect to have an experienced operating team in place over the next several months. Our primary areas of operation are focused in the Rough Rider area of McKenzie, Williams and Stark Counties in North Dakota and Roosevelt County, Montana.

As of March 4, 2011, we have participated in the drilling of 12 gross non-operated wells, including 3 producing wells and 9 wells in various stages of drilling and completion. In addition, we have 10 gross non-operated wells set to spud in the next 30 days and an additional 34 gross non-operated wells already permitted to drill. Over the next 12 months, we plan to participate in a minimum of 75 gross (10.6 net) wells, including as many as 2 gross wells that we will operate. With an average drilling and completion cost of approximately $8 million per well, we have budgeted a range of anticipated drilling capital costs of $80 million to $90 million over this period.

Using industry accepted well-spacing parameters and long lateral well bores, we believe that there could be over 180 net unrisked drilling locations for the Bakken Shale and Three Forks formations on our acreage in the Williston Basin. Based on current industry expectations, we believe we can drill up to eight 9,500 foot lateral wells on 1,280 acre spacing units within our acreage. Consistent with leading field operators, we plan to perform multi-stage fracs with 25 to 30 stages on each lateral well. We also plan to drill shorter laterals on smaller units as dictated by our leasehold position.

Our Strategy

Our goal is to increase stockholder value by increasing our Williston Basin leasehold position and converting such leasehold position into proven reserves, production and cash flow at attractive returns on invested capital. We are seeking to achieve this goal through the following strategies:

•

Focus on the Williston Basin. We believe the Bakken Shale and Three Forks formations in the Williston Basin represent one of the largest oil deposits in North America. A report issued by the United States Geological Survey, or USGS, in April 2008 classified these formations as the largest continuous oil accumulation ever assessed by it in the contiguous United States. We expect to continue to aggressively pursue additional leasehold positions where our geologic model suggests the Bakken Shale and/or the Three Forks formations are believed to be prospective. We believe horizontal wells drilled on our acreage will generate attractive returns on invested capital given our outlook for the price of oil and the finding and development costs associated with converting the acreage from resource potential to proven and producing reserves.

•

Continue to pursue leasehold acquisitions at attractive costs. We believe significant additional acreage in the Williston Basin, prospective for the Bakken Shale and Three Forks formations, is and will be available for acquisition allowing us to reach our long-term goal of 100,000 net acres, subject to availability of sources of financing to us that we find reasonable. We believe many of the active operators in the area have assembled sizeable leasehold positions and have shifted from a leasehold acquisition strategy to a development strategy, reducing the competition for additional leasehold acreage. We plan to continue to explore various techniques to add acreage, including participating in state and federal lease sales, pursuing leasehold acquisitions, farm-in agreements with existing operators and farm-in opportunities on lease positions that are about to expire. We believe many operators will choose to farm-out lease positions rather than allow leases to expire, giving us further opportunities to add significant leasehold at attractive costs.

•

Maintain a balanced mix of operated and non-operated leasehold positions. Through our non-operated positions, we plan to leverage our currently low overhead while broadening our operating experience by teaming with operators that we believe are some of the most active and knowledgeable in the Williston Basin. We believe that our partnering approach also provides significant opportunities to expand our collective acreage position. We have significantly expanded our operated leasehold and we believe we will ultimately be named operator on over 20% of our current approximately 30,000 net acres. We are working to build our operational team and plan to operate up to 2 gross (1.6 net) wells over the next 12 months. We are also currently seeking to enter contracts with qualified service providers and have targeted to commence a one rig operated program in late 2011. Our long-term goal is to serve as operator for two-thirds of our net acreage position.

•

Capture upside value in Nova Scotia. We hold approximately 412,924 net acres in the province of Nova Scotia in Canada that we believe contains multiple conventional and unconventional targets. Increased industry activity in the Maritimes Basin, along with other factors such as more restrictive permitting procedures in the Gulf of Mexico and activity in other unconventional basins, has increased industry interest in this area. In 2010, Southwestern Energy Company, a mid-cap independent exploration company, announced that it had leased a large undeveloped acreage position in the province of New Brunswick and committed to spend $47 million on the development of such acreage. Additionally, in 2010, Apache Corporation drilled and tested the B-41 Green Road and the G-59 Will deMille wells pursuant to its December 2009 farm-out agreement with Corridor Resources Inc. We continue to seek a strategic partner interested in pursuing the potential long-term value offered by our holdings in this region or a farm-out arrangement whereby a partner will fund our future seismic and well programs.

•

Maintain conservative leverage position to enhance financial flexibility. Acquisitions and farm-in opportunities will require us to move rapidly in many instances. As such, we expect to maintain excess cash balances and a conservative leverage position while we focus on leasehold acquisitions. Between now and the end of 2011, we expect to primarily use equity capital to fund our leasehold expansion and only add leverage where cash flow and reserve growth allow.

Our Competitive Strengths

We have the following competitive strengths that we believe will help us to successfully execute our business strategies:

•

We benefit from the increasing activity in the Bakken Shale and Three Forks formations acreage. Activity levels in the Williston Basin continue to increase with a drilling rig count of 165 at February 25, 2011 versus 65 at January 1, 2010. We benefit from the increasing number of wells drilled and the corresponding data available from public sources and the North Dakota Industrial Commission. This activity and data has begun to define the geographic extent of the Bakken Shale and Three Forks formations, which we believe reduces the amount of risk we face on future leasehold acquisitions and development operations. In addition, the leading operators in the Williston Basin have developed drilling and completion technologies that have significantly reduced production risk, decreased per unit drilling and completion costs and enhanced returns.

•

Our size allows us to pursue a broader range of acquisition opportunities. Our size provides us with the opportunity to acquire smaller acreage blocks that may be less attractive to larger operators inside of the Williston Basin. Some small private ventures are struggling to secure funding to meet drilling costs which provides us with opportunities for acquisitions at attractive prices. We believe that our acquisition of these smaller blocks will have a meaningful impact on our overall acreage position and should facilitate our long-term goal of owning 100,000 net acres.

•

Experienced management team with proven acquisition and operating capabilities. Peter Hill, our Chief Executive Officer, has 40 years of oil and natural gas experience, including over 20 years with British Petroleum in a variety of roles including Chief Geologist, Chief of Staff for BP Exploration, President of BP Venezuela and Regional Director for Central and South America. He currently serves as the non-executive Chairman for Toreador Resources, a public company currently developing an oil shale prospect in the Paris Basin in France. He is complemented by Jonathan Samuels, our Chief Financial Officer, who spent over five years as a member of an energy focused investment management firm.

•	We have no outstanding indebtedness and following this offering and the completion of the EOG Purchase and the Slawson Purchase, we will have over $ million in cash. We will have over

$         million in cash after we close this offering and complete the EOG Purchase and the Slawson Purchase. We will use this cash to meet our drilling commitments and pursue additional leasehold acquisitions. See “—Recent Developments.”

Recent Developments

EOG Purchase—On March 2, 2011, we entered into an agreement to acquire certain assets of EOG, or the EOG Purchase. The assets consist of approximately 7,700 undeveloped net acres in McKenzie County, North Dakota. The aggregate consideration is approximately $34.1 million in cash, subject to customary purchase price adjustments. Based on our initial due diligence, however, we believe that we will only acquire approximately 6,500 net acres, as 1,200 net acres of the original 7,700 net acres are being conveyed in the form of a top lease which we do not currently believe will vest due to an existing well producing on the underlying leases in question, which are held by another operator. In the event the top lease does not vest, the purchase price could be adjusted downward to $28.6 million. The closing, which is subject to customary conditions, is scheduled to occur on March 14, 2011.

Slawson Purchase—On March 4, 2011, we entered into an agreement with Slawson, the Slawson Purchase, to acquire up to 6,716 undeveloped net acres. The aggregate consideration, subject to customary purchase price adjustments, is comprised of approximately $14.5 million in cash and approximately one million shares of our common stock. We are currently the minority working interest owner with Slawson as the majority working interest owner on approximately 1,600 of these net acres in Williams County, North Dakota, which are subject to our previously disclosed Slawson participation agreement, and as a result of the Slawson Purchase, we will assume operations of all of this acreage. The closing, which is subject to customary conditions, is scheduled to occur on April 1, 2011.

We anticipate that Slawson will continue to acquire acreage in Williams and McKenzie County. Under the terms of the original agreement with Slawson, we pay 33% of the gross well costs and between a 20% and 60% premium of our pro rata share of leasehold acquisition costs. We continue to believe that the terms of the original agreement with Slawson are consistent with industry practice and will result in net costs to us that are substantially lower than we could achieve independently during this phase of our development. Our current agreement with Slawson expires on January 12, 2012.

THE OFFERING

Issuer	Triangle Petroleum Corporation

Common stock offered by us	16,500,000 shares

Common stock outstanding immediately after this offering	39,459,172 shares

Over-allotment option	We have granted the underwriters a 30-day option to purchase up to an aggregate of 2,475,000 additional shares of our common stock to cover any over-allotments.

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $ million after deducting the underwriting discounts and commissions and estimated offering expenses, or approximately $ million if the underwriters exercise the over-allotment option in full.

We intend to use the net proceeds from this offering along with cash on hand to fund our drilling and development expenditures, leasehold acquisitions, including the EOG Purchase and the Slawson Purchase, and general corporate purposes, including working capital.

Dividend policy	We have not declared or paid any cash or other dividends on our common stock, and do not expect to declare or pay any cash or other dividends in the foreseeable future. See “Dividend Policy.”

Risk factors	You should carefully read and consider the information beginning on page S-8 of this prospectus supplement and page 2 of the accompanying prospectus set forth under the headings “Risk Factors” and all other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference before deciding to invest in our common stock.

NYSE Amex symbol	“TPLM”

The number of shares to be outstanding after this offering is based on 22,959,172 shares of our common stock outstanding as of March 3, 2011 and excludes (i) approximately 1.0 million shares of our common stock that may be issued in connection with the Slawson Purchase and (ii) 2,295,917 additional shares that are authorized for future issuance under our equity incentive plans, of which 330,833 shares may be issued pursuant to outstanding stock options.

Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters will not exercise their over-allotment option.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our summary historical consolidated financial data as of the dates and for the periods as indicated. The consolidated income statement and other consolidated financial data for each of the fiscal years in the three years ended January 31, 2010, and the consolidated balance sheet data as of each of such periods, have been derived from our consolidated financial statements, which have been audited by our independent registered public accounting firm. The consolidated income statement and other consolidated financial data for the fiscal nine months ended October 31, 2009 and October 31, 2010, and the consolidated balance sheet data as of October 31, 2010, have been derived from our unaudited interim consolidated financial statements. The unaudited interim consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of our management, include all adjustments (including normal recurring accruals) necessary for a fair presentation of such data. Our results for the interim period are not necessarily indicative of results for a full year. Our historical consolidated financial data should be read in conjunction with our historical consolidated financial statements and the accompanying notes thereto incorporated by reference into this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement.

	Years ended January 31,			Nine months ended October 31,
	2008	2009	2010	2009	2010
				(unaudited)
INCOME STATEMENT
Revenue, net of royalties	$586,804	$386,892	$131,245	$92,432	$142,166

Operating Expenses
Oil and gas production	$304,537	$125,777	$95,852	$73,469	$37,406
Depletion and accretion	441,881	200,050	188,788	145,947	232,298
Depreciation—property and equipment	40,429	39,448	26,198	18,946	19,152
General and administrative	5,800,116	4,045,906	3,987,012	1,891,136	1,912,485
Foreign exchange loss (gain)	317,656	2,682,873	(753,950)	(676,654)	(37,779)
Gain on sale of assets	—	(126,314)	(1,266,294)	(908,235)	(976,900)
Ceiling test write-down on oil and gas properties	19,598,916	8,308,229	—	—	—

Total Operating Expenses	$26,503,535	$15,275,969	$2,277,606	$544,609	$1,186,662

Total Other Income (Expense)	$(3,684,016)	$1,118,592	$6,260	$—	$—

Net Income (Loss) for the Period	$(29,600,747)	$(13,770,485)	$(2,140,101)	$(848,145)	$(1,792,727)

STATEMENT OF CASH FLOWS
Cash Used In Operating Activities	$(4,246,258)	$(3,898,095)	$(2,099,940)	$(1,338,059)	$(2,317,326)

Cash Used In Investing Activities	$(22,279,141)	$(1,190,231)	$(2,192,365)	$(2,244,203)	$(10,978,710)

Cash Provided By Financing Activities	$25,308,006	$12,002,541	$—	$—	$9,555,024

	As of January 31,		As of October 31, 2010
	2009	2010
			(unaudited)
BALANCE SHEET
ASSETS
Cash and Cash Equivalents	$8,449,471	$4,878,601	$1,158,430

Total Current Assets	$9,787,821	$5,535,021	$2,254,852
Property and Equipment	39,765	39,296	20,144
Oil and Gas Properties	16,942,864	18,783,375	31,322,133

Total Assets	$26,770,450	$24,357,692	$33,597,129

STOCKHOLDERS’ EQUITY
Common Stock	$699	$699	$101
Additional Paid-In Capital	81,155,715	81,950,076	96,491,505
Warrants	4,237,100	4,237,100	—
Deficit	(61,564,544)	(63,704,645)	(65,497,372)

Total Stockholders’ Equity	$23,828,970	$22,483,230	$30,994,234

RISK FACTORS

You should carefully consider the following risk factors and the risk factors contained in the accompanying prospectus and all other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference in evaluating our business and prospects. The risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference are not the only ones we face. Additional risks and uncertainties, other than those we describe in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference, that are not presently known to us or that we currently believe are immaterial, may also impair our business operations. If any of the following risks occur, our business, financial condition and results of operations could be harmed.

Risks Relating to Our Business

See “Risk Factors” beginning on page 2 of the accompanying prospectus.

We may not adhere to our proposed drilling schedule.

Our final determination of whether to drill any scheduled or budgeted wells will be dependent on a number of factors, including:

•	the availability and costs of drilling and service equipment and crews;

•	economic and industry conditions at the time of drilling;

•	prevailing and anticipated prices for oil and natural gas;

•	the availability of sufficient capital resources;

•	the results of our drilling;

•	the acquisition, review and interpretation of seismic data; and

•	our ability to obtain permits for drilling locations.

Although we have identified or budgeted for numerous drilling locations, we may not be able to drill those locations within our expected time frame, or at all. In addition, our drilling schedule may vary from our expectations because of future uncertainties.

Acquisitions, such as the planned EOG Purchase and the Slawson Purchase, may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.

Our recent growth is due in large part to acquisitions of producing properties and undeveloped leasehold. We expect acquisitions, such as the EOG Purchase and the Slawson Purchase, will also contribute to our future growth. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future oil and natural gas prices, operating costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems, and does not involve a review of seismic data or independent environmental testing, including for the EOG Purchase and the Slawson Purchase. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities, including any structural, subsurface and environmental problems that may exist or arise. As a result of these factors, we may not be able to acquire oil and natural gas properties that contain economically recoverable reserves or be able to complete future acquisitions on terms that we believe are acceptable or, even if completed, that do not contain problems that reduce the value of acquired property.

The results of our planned drilling in the Bakken Shale and Three Forks formations, each an emerging play with limited drilling and production history, are subject to more uncertainties than drilling programs in more established formations and may not meet our expectations for production.

In the second half of 2011, we plan to begin drilling wells in the Bakken Shale and Three Forks formations. Part of our drilling strategy to maximize recoveries from the Bakken Shale and Three Forks formations involves the drilling of horizontal wells using completion techniques that have proven to be successful for other companies in other shale formations. Our experience with horizontal drilling of the Bakken Shale and Three Forks formations, as well as the industry’s drilling and production history in the formations, is limited. The ultimate success of these drilling and completion strategies and techniques in these formations will be better evaluated over time as more wells are drilled and longer term production profiles are established. In addition, the decline rates in these formations may be more substantial than in other areas and in other shale formations, making overall production difficult to estimate until our experience in these formations increases. Accordingly, the results of our future drilling in the Bakken Shale and Three Forks formations are more uncertain than drilling results in the other formations with established reserves and production histories.

Further, access to adequate gathering systems or pipeline takeaway capacity and the availability of drilling rigs and other services may be more challenging in new or emerging plays. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems and takeaway capacity or otherwise, and/or oil and natural gas prices remain depressed or decline further, the return on our investment in these areas may not be as attractive as we anticipate and we could incur material writedowns of unevaluated properties and the value of our undeveloped acreage could decline in the future.

The lack of availability or high cost of drilling rigs, fracture stimulation crews, equipment, supplies, insurance, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, fracture stimulation crews, equipment, supplies, insurance or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. If increasing levels of exploration and production result in response to strong prices of oil and natural gas, the demand for oilfield services will likely rise, and the costs of these services will likely increase, while the quality of these services may suffer. If the lack of availability or high cost of drilling rigs, equipment, supplies, insurance or qualified personnel were particularly severe in North Dakota or Montana, we could be materially and adversely affected because our operations and properties are concentrated in those areas.

The proposed United States federal budget for fiscal year 2011 and other pending legislation contain certain provisions that, if passed as originally submitted, will have an adverse effect on our business, financial position and results of operation.

In February 2010, the Obama administration released its budget proposals for the fiscal year 2011, which included numerous proposed tax changes. The proposed budget and legislation would repeal many tax incentives and deductions that are currently used by U.S. oil and natural gas companies and impose new taxes. Among others, the provisions include: repeal of the enhanced oil recovery and marginal well tax credits; repeal of the expensing of intangible drilling costs; repeal of the deduction for tertiary injectants; repeal of passive loss exceptions for working interests in oil and natural gas properties; repeal of the percentage depletion deduction for oil and natural gas properties; repeal of the manufacturing tax deduction for oil and natural gas companies; increase in the geological and geophysical amortization period for independent producers; and implementation of a fee on non-producing leases located on federal lands. Should some or all of these provisions become law our taxes could increase, potentially significantly, after net operating losses are exhausted, which would have a negative impact on our business, financial position and results of operation. This could also reduce our drilling activities in the future. Although these proposals initially were made more than one year ago, none have been voted on or become law. The deadline for approval of this budget had been set for March 4, 2011, but on March 2, 2011, the U.S. House of Representatives approved a two-week budget for the federal government to avoid a federal shutdown while the Democrats and Republicans are unable to reach an agreement on the budget. We do not know the ultimate impact these proposed changes may have on our business, financial position and results of operation.

We rely on independent experts and technical or operational service providers over whom we may have limited control.

We use independent contractors to provide us with technical assistance and services. We rely upon the owners and operators of rigs and drilling equipment, and upon providers of field services, to drill and develop our prospects to production. In addition, we rely upon the services of other third parties to explore or analyze our prospects to determine a method in which the prospects may be developed in a cost-effective manner. Our limited control over the activities and business practices of these providers, any inability on our part to maintain satisfactory commercial relationships with them or their failure to provide quality services could materially and adversely affect our business, results of operations and financial condition.

Risks Relating to Our Common Stock

The market price for our common stock may be highly volatile.

The market price for our common stock may be highly volatile and could be subject to wide fluctuations. Some of the factors that could negatively affect such share price include:

•	actual or anticipated fluctuations in our quarterly results of operations;

•	liquidity;

•	sales of common stock by our stockholders;

•	changes in oil and natural gas prices;

•	changes in our cash flow from operations or earnings estimates;

•	publication of research reports about us or the oil and natural gas exploration and production industry generally;

•	increases in market interest rates which may increase our cost of capital;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	adverse market reaction to any indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	commencement of or involvement in litigation;

•	news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry;

•	speculation in the press or investment community regarding our business;

•	inability to list our common stock on a national securities exchange;

•	general market and economic conditions; and

•	domestic and international economic, legal and regulatory factors unrelated to our performance.

Financial markets have recently experienced significant price and volume fluctuations that have affected the market prices of equity securities of companies and that have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of our common stock may decline even if our results of operations, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary.

Limited trading volume in our common stock may contribute to price volatility.

As a relatively small company with a limited market capitalization, even if our shares are more widely disseminated, we are uncertain as to whether a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the price of our common stock. In addition, because of the limited trading volume in our common stock and the price volatility of our common stock, you may be unable to sell your shares of common stock when you desire or at the price you desire. The inability to sell your shares in a declining market because of such illiquidity or at a price you desire may substantially increase your risk of loss.

We have broad discretion in the use of our net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our stockholders may not agree with our management’s choices in allocating and spending the net proceeds. These choices could result in additional financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. See “Use of Proceeds.”

In the past, we have not declared or paid any cash or other dividends on our common stock and do not anticipate declaring or paying dividends on our common stock in the foreseeable future.

In the past, we have not declared or paid any cash or other dividends on our common stock and do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock, as we intend to use cash flow generated by operations to develop our business. Any future determination to pay dividends will be at the discretion of our board of directors, or our Board, and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our Board deems relevant.

Future sales or other issuances of our common stock could depress the market for our common stock.

We may seek to raise additional funds through one or more public offerings of our common stock, in amounts and at prices and terms determined at the time of the offering. We may also use our common stock as consideration to acquire additional leasehold interests, such as in the Williston Purchase and the Slawson Purchase. Any issuances of large quantities of our common stock could reduce the price of our common stock, and, to the extent that we issue equity securities to fund our business plan, our existing stockholders’ ownership will be diluted.

Issuances, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of our common stock.

No prediction can be made as to the effect, if any, that future issuances of our common stock, or the availability of common stock for future sales, will have on the market price of our common stock, and we expect to issue approximately one million shares of common stock in connection with the Slawson Purchase. Sales of substantial amounts of our common stock in the public market and the availability of shares for future sale, including by one or more of our significant stockholders or shares of our common stock issuable upon exercise of outstanding options to acquire shares of our common stock, could adversely affect the prevailing market price of our common stock. This in turn would adversely affect the fair value of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

Anti-takeover provisions could make a third party acquisition of us difficult.

We are subject to the anti-takeover law of the Nevada Revised Statutes, commonly known as the Business Combinations Act. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with us for a period of three years after the date on which the person became an interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect for transactions not approved in advance by our Board, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

In addition to the requirements of the U.S. Securities and Exchange Commission, or the SEC, we are subject to the Canadian requirements in respect of reserve and resource estimates included in this prospectus provided for in National Instrument 51-101—Standards of Disclosure for Oil and Gas Activities, or the NI 51-101. As of October 31, 2010, we do not have any reserves, including proved reserves, as defined under NI 51-101. NI 51-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning oil and natural gas activities.

Canadian standards, including NI 51-101, differ significantly from the requirements of the SEC, and any reserve and resource information reported by us in compliance with Canadian standards, whether contained in this prospectus or included in our other securities law filings, may not be comparable to similar information disclosed by U.S. companies. In particular, the term “resource” does not equate to the term “reserves.” New SEC rules went into effect for fiscal years ending on or after December 31, 2009. These new rules are effective for fiscal years ending on or after December 31, 2009, and require SEC reporting companies to prepare their reserves estimates using revised reserve definitions and revised pricing based on 12-month unweighted first-day-of-the-month average pricing. The previous SEC rules required that reserve estimates be calculated using year-end pricing. Another impact of the new SEC rules is a general requirement that, subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking. The SEC’s previous disclosure standards normally did not permit the inclusion of information concerning “probable reserves,” “possible reserves” or “resources” or other descriptions of the amount of oil and natural gas deposits that do not constitute “proved reserves” by U.S. standards in documents filed with the SEC. The new SEC disclosure standards permit companies to disclose their “probable” and “possible” reserves on a voluntary basis. U.S. investors should also understand that “resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of a “resource” will ever be upgraded to a higher category. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally recoverable. The Canadian standards for identification of “proved reserves” are also not the same as those of the SEC, and proved reserves that may be reported in the future by us in compliance with Canadian standards may not qualify as “proved reserves” under SEC standards. Accordingly, any information concerning oil and natural gas reserves and resources set forth herein that has been prepared in compliance with Canadian standards may not be comparable with information made public by companies that report in accordance with SEC requirements.

USE OF PROCEEDS

We estimate that the net proceeds to be received by us from this offering will be approximately $     million after deducting underwriting discounts and commissions and estimated offering expenses, or approximately $     million if the underwriters exercise the over-allotment option in full. We intend to use the net proceeds from this offering along with cash on hand to fund our drilling and development expenditures, leasehold acquisitions, including the EOG Purchase and the Slawson Purchase, and general corporate purposes, including working capital.

CAPITALIZATION

The following table presents a summary of our cash and cash equivalents and capitalization as of October 31, 2010:

•	on an actual basis;

•

on a pro forma basis giving effect to (i) the payment of approximately $2.2 million in cash in December 2010 and the issuance of 433,500 shares of our common stock in February 2011 in connection with our purchase of approximately 1,732 net acres in Williams County, North Dakota from Williston Exploration LLC, or the Williston Purchase, (ii) the sale of 12,420,000 shares of common stock in a public offering in November 2010 for net proceeds of approximately $62.6 million, (iii) the payment of up to approximately $14.5 million in cash and the issuance of approximately 1.0 million shares of common stock in connection with the proposed Slawson Purchase, (iv) the payment of up to approximately $34.1 million in cash in connection with the proposed EOG Purchase and (v) the issuance of up to 4,167 shares of common stock in connection with the exercise of outstanding stock options; and

•

on a pro forma as adjusted basis, giving further effect to the sale of 16,500,000 shares of common stock in this offering at the public offering price of $             per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds of this offering of approximately $             million as described in “Use of Proceeds.”

Effective November 4, 2010, we completed a 1 for 10 reverse stock split and amended our articles of incorporation to decrease the number of authorized shares of common stock from 150 million shares to 70 million shares. The October 31, 2010 interim financial statements have been adjusted to reflect the 1 for 10 reverse stock split, including to adjust the par value of the common stock with a corresponding adjustment to additional paid-in capital.

You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in this prospectus supplement and our historical consolidated financial statements and the related notes thereto incorporated by reference into this prospectus supplement.

	As of October 31, 2010
		(unaudited)
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$1,158,430	$13,010,459	$

Stockholders’ equity
Common stock ((i) Actual: 70,000,000 shares authorized, par value $0.00001; 10,105,584 shares issued; (ii) Pro forma: 70,000,000 shares authorized, par value $0.00001; 23,967,723 shares issued; (iii) Pro forma as adjusted: 70,000,000 shares authorized, par value $0.00001; 40,467,723 shares issued)	$101	$240	$
Additional paid-in capital	96,491,505	171,439,036
Deficit	(65,497,372)	(65,497,372)

Total stockholders’ equity	$30,994,234	$105,941,664	$

Total capitalization	$33,597,129	$108,544,559	$

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

On November 4, 2010, our common stock began trading on the NYSE Amex under the symbol “TPLM.” Prior to listing on the NYSE Amex, our common stock was quoted on the OTC Bulletin Board under the symbol “TPLM.” Although our common stock is also currently quoted on the TSX Venture Exchange under the symbol “TPO,” we are currently in the process of delisting from the TSX Venture Exchange.

The following table sets forth the high and low bid prices per share of our common stock for periods prior to November 4, 2010 on the OTC Bulletin Board after giving effect to our 1 for 10 reverse stock split, and for periods on and after November 4, 2010 the high and low sales prices per share of our common stock on the NYSE Amex. Our fiscal year-end is January 31. The periods described below as Fiscal Year 2010, 2011 and 2012 are for the fiscal years ended January 31, 2010, 2011 and 2012, respectively. These prices represent inter-dealer quotations without retail markup, markdown or commission and may not necessarily represent actual transactions.

	TPLM –Fiscal Year 2010
	High	Low
February 1, 2009 to April 30, 2009	$2.50	$1.10
May 1, 2009 to July 31, 2009	$2.10	$1.50
August 1, 2009 to October 31, 2009	$1.80	$0.70
November 1, 2009 to January 31, 2010	$4.00	$0.80

	TPLM –Fiscal Year 2011
	High	Low
February 1, 2010 to April 30, 2010	$9.20	$0.90
May 1, 2010 to July 31, 2010	$8.00	$4.00
August 1, 2010 to October 31, 2010	$6.00	$4.50
November 1, 2010 to November 3, 2010	$7.10	$5.50
November 4, 2010 to January 31, 2011	$8.55	$5.50

	TPLM –Fiscal Year 2012
	High	Low
February 1, 2011 to March 4, 2011	$9.31	$7.18

On March 4, 2011, the last reported sale price of our common stock on the NYSE Amex was $9.16 per share. As of March 3, 2011, we had 22,959,172 shares of common stock outstanding.

Holders of Record

As of March 3, 2011, there were approximately 37 holders of record of shares of our common stock.

DIVIDEND POLICY

We have not declared or paid any cash or other dividends on our common stock and do not expect to declare or pay any cash or other dividends to stockholders in the foreseeable future as we intend to use cash flow generated by operations to develop our business. Any future determination to pay dividends will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our Board deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations includes a number of forward-looking statements that reflect our management’s current views with respect to future events and financial performance. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue” or similar words. Those statements include statements regarding the intent, belief or current expectations of us and members of our management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Readers are urged to carefully review and consider the various disclosures made by us in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and notes related thereto incorporated by reference into this prospectus supplement. Important factors currently known to management could cause actual results to differ materially from those in forward-looking statements. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in the future operating results over time. We believe that our assumptions are based upon reasonable data derived from and known about our business and operations. No assurances are made that actual results of operations or the results of our future activities will not differ materially from our assumptions. Factors that could cause differences include, but are not limited to, expected market demand for oil and natural gas, fluctuations in pricing for material and competition.

Overview

We are an exploration and development company currently focused on the acquisition and development of unconventional shale oil resources in the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana. As of March 4, 2011, we have acquired, or committed to acquire, approximately 30,000 net acres primarily in McKenzie, Williams and Stark Counties of North Dakota and Roosevelt County, Montana. Having identified an area of focus in the Bakken Shale and Three Forks formations that we believe will generate attractive returns on invested capital, we are continuing to explore further opportunities in the region with a long-term goal of reaching 100,000.

We also hold over 400,000 net acres in the Maritimes Basin of Nova Scotia which contains numerous conventional and unconventional prospective reservoirs, including the Windsor Group sandstones and limestones and Horton Group shales. We currently have no plans to devote a significant portion of our capital budget to this region outside of a regional seismic program and further evaluation of well data in the region. We continue to seek a strategic partner interested in pursuing the potential long-term value offered by our holdings in this region or a farm-out arrangement whereby a partner will fund our future seismic and well programs.

Plan of Operations

Williston Basin

We own operated and non-operated leasehold positions in the Williston Basin. We anticipate commencing our first operated well in the second half of 2011. The operations of our non-operated leasehold positions are primarily conducted through agreements with major operators in the Williston Basin, including Slawson, Kodiak, EOG, Brigham Exploration Company, Marathon Oil Corporation, Continental Resources, Inc., XTO Energy Inc., Whiting Petroleum Corporation, Hess Corporation and others. These companies are experienced operators in the development of the Bakken Shale and Three Forks formations. Upon the closing of our recently announced EOG Purchase and Slawson Purchase (see “Prospectus Supplement Summary—Recent Developments”), we believe that we will have the right to operate approximately 7,000 net acres, or over 20% of our approximately 30,000 net acres. We continue to build our technical and financial team and, in addition to our experienced geological, land, brokerage and title teams, we expect to have an experienced operating team in place over the next several months. Our primary areas of operation are focused in the Rough Rider area of McKenzie, Williams and Stark Counties in North Dakota and Roosevelt County, Montana.

As of March 4, 2011, we have participated in the drilling of 12 gross non-operated wells, including 3 producing wells and 9 wells in various stages of drilling and completion. In addition, we have 10 gross non-operated wells set to spud in the next 30 days and an additional 34 gross non-operated wells already permitted to drill. Over the next 12 months, we plan to participate in a minimum of 75 gross (10.6 net) wells, including as many as 2 gross wells that we will operate. With an average drilling and completion cost of approximately $8 million per well, we have budgeted a range of anticipated drilling capital costs of $80 million to $90 million over this period.

Using industry accepted well-spacing parameters and long lateral well bores, we believe that there could be over 180 net unrisked drilling locations for the Bakken Shale and Three Forks formations on our acreage in the Williston Basin. Based on current industry expectations, we believe we can drill up to eight 9,500 foot lateral wells on 1,280 acre spacing units within our acreage. Consistent with leading field operators, we plan to perform multi-stage fracs with 25 to 30 stages on each lateral well. We also plan to drill shorter laterals on smaller units as dictated by our leasehold position.

Maritimes Basin

We have an 87% working interest in approximately 474,625 gross acres (approximately 412,924 net acres) in the Windsor Sub-Basin of the Maritimes Basin located in the Windsor Block. In October 2009, we completed an approximately 30-square kilometer 2D seismic shoot on the Province of Nova Scotia, Canada, or the Windsor Block, and completed processing and interpreting the data in the fiscal quarter ending January 31, 2010. We believe that this seismic program, combined with the completion operations on three previously drilled vertical exploration wells, satisfied the first-year requirements of our 10-year production lease. See “Business—Operations and Oil and Natural Gas Properties—Maritimes Basin” for a description of the terms of the lease. We have completed our interpretation of the seismic data on the Windsor Block and we are currently seeking partners to participate in the drilling of the test well and to participate in a joint venture to further evaluate the potential of the Windsor Block.

Non-Core Producing Properties

Our producing well in the Alberta Deep Basin of Canada was sold in May 2010 along with the associated undeveloped acreage for $977,000 in cash. We also have production from three low working interest shale natural gas wells in the Barnett Shale trend of the Fort Worth Basin of Texas, although we consider the production volumes to be immaterial.

Non-Core Undeveloped Properties

We have 4,175 non-operated net acres in the Rocky Mountains and 2,640 net acres in the Alberta Deep Basin of Canada. In fiscal 2010, there was no exploration activity on these undeveloped land positions and there continues to be no exploration activity planned for these projects in fiscal 2011.

Results of Operation

Three and Nine Months Ended October 31, 2010 Compared to the Three and Nine Months Ended October 31, 2009

Daily Sales Volumes, Working Interest Before Royalties

	Three months ended October 31, 2010	Three months ended October 31, 2009	Nine months ended October 31, 2010	Nine months ended October 31, 2009
Natural Gas Production
Barnett Shale in Texas, USA (Mcfpd)	49	35	54	49
Deep Basin in Alberta, Canada (Mcfpd)	—	56	4	54
Williston Basin in North Dakota, USA (Mcfpd)	23	—	8	—

Total Company (Mcfpd)	71	91	66	103

Total Company (Boepd*)	12	15	11	17

Oil/NGL Production
Williston Basin in North Dakota, USA (Mcfpd)	16	—	5	—
Deep Basin in Alberta, Canada (Mcfpd)	—	2	1	2

Total Company-Oil/NGL	16	2	6	2

Total Company (Boe)	28	17	17	19

*	Mcf converted into Boe on a basis of 6:1. Boe’s may be misleading, particularly if used in isolation. A Boe conversion ratio of 1 bbl:6 Mcf is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

Net Operating Results

	Three months ended October 31, 2010	Three months ended October 31, 2009	Nine months ended October 31, 2010	Nine months ended October 31, 2009
Natural Gas Volumes (Mcf)	6,536	8,434	17,910	28,167
Price ($/Mcf)	$3.40	$3.27	$4.33	$3.27

Oil and NGL Volumes (Bbl)	1,435	178	1,532	580
Price ($/Bbl)	$65.03	$33.88	$64.83	$29.94

Revenue	$115,585	$33,622	$176,946	$109,606
Royalties	$15,141	$4,277	$34,780	$17,174

Revenue, net of royalties	$100,444	$29,345	$142,166	$92,432
Production expenses	$23,911	$20,893	$37,406	$73,469

Net	$76,533	$8,452	$104,760	$18,963

For the three and nine month periods ended October 31, 2010, we realized $115,585 and $176,946, respectively, in revenue from sales of natural gas and natural gas liquids, as compared to $33,622 and $109,606 in the same periods of the prior year. Revenue increased mainly due to the acquisition of the Grizzly 4-11 producing well. Royalties as a percent of revenue were 13% and 20% for the three and nine month periods ended October 31, 2010, respectively, compared with 13% and 16% in the same periods of the prior year. Production expenses related to this revenue were $9.47/Boe and $8.28/Boe for the three and nine month periods ended October 31, 2010, respectively, compared to $13.20/Boe and $13.93/Boe in the same periods of the prior year. The decrease in the per Boe rate in the three and nine month period ended October 31, 2010 was mainly due to the lower maintenance costs of wells and positive adjustments to miscellaneous operating cost from our partner operated wells.

Depletion, Depreciation and Accretion

	Three months ended October 31, 2010	Three months ended October 31, 2009	Nine months ended October 31, 2010	Nine months ended October 31, 2010
Depletion—oil and natural gas properties	$35,844	$8,434	$35,844	$38,781
Accretion	64,659	46,036	196,454	107,166

Depletion and accretion	100,503	54,470	232,298	145,947
Depreciation—property and equipment	5,288	7,272	19,152	18,946

Total	$105,791	$61,742	$251,450	$164,893

Unproven property costs of $30,552,726 for the fiscal nine months ended October 31, 2010 were excluded from costs subject to depletion at October 31, 2010.

General and Administrative

	Three months ended October 31, 2010	Three months ended October 31, 2009	Nine months ended October 31, 2010	Nine months ended October 31, 2009
Salaries, benefits and consulting fees	$358,744	$288,339	$911,120	$1,053,322
Office costs	215,847	124,943	524,422	428,070
Professional fees	80,542	25,975	273,033	209,823
Public company costs	86,132	57,130	204,134	242,185
Operating overhead recoveries	(100)	(9,936)	(224)	(42,264)

Total general and administrative	$741,165	$486,451	$1,912,485	$1,891,136

General and administrative expenses have increased in the three and nine month periods ended October 31, 2010 compared to the same periods of the prior year primarily due to the following:

•

salaries, benefits and consulting fees increased by $70,405 in the three month period ended October 31, 2010 as compared to the three month period ended October 31, 2009, as we added staff to begin implementing our corporate strategy and decreased by $142,202 in nine month period ended October 31, 2010, mainly due to reduced consulting fees as compared to the nine month period ended October 31, 2009; and

•	office costs increased by $90,904 and $96,352 the three and nine month periods ending October 31, 2010 respectively, mainly due to our opening an office in Denver, Colorado.

Oil and Natural Gas Properties

The table below reflects our capitalized costs related to our oil and natural gas properties as specified:

	Net Book Value January 31, 2010	Additions	Depletion and Impairment	Dispositions	Gain	Net Book Value October 31, 2009
Unproven
Windsor Block Maritimes Shale—Nova Scotia, Canada	$18,783,375	$97,955	$—	$—	$—	$18,881,330
Williston Basin—North Dakota	—	11,671,396	—	—	—	11,671,396
Western Canadian Shale—Alberta and B.C., Canada	—	—	—	(976,900)	976,900	—
Proved
Williston Basin—North Dakota	—	805,251	(35,844)	—	—	769,407

Total Proved and Unproven	$18,783,375	$12,574,602	$(35,844)	$(976,900)	$976,900	$31,322,133

During the nine month period ended October 31, 2010, we focused on land acquisitions and drilling programs in the Williston Basin and spent approximately $12.5 million primarily for:

•	acquiring approximately 11,300 net acres for a cost of approximately $8.5 million;

•	drilling the Grizzly 13-6H-T147N-R104W horizontal well for a net cost of approximately $1.0 million;

•	drilling the Grizzly 1-27H-T148N-R105W horizontal well for a net cost of approximately $2.0 million;

•	drilling the XTO Roedeske 12-21 horizontal well for a net cost of $0.2 million; and

•	acquiring the Grizzly 4-11-T147N-R104W oil well for approximately $0.8 million.

Net Cash Oil and Natural Gas Additions

	Nine months Ended October 31, 2010	Nine months Ended October 31, 2009
Net additions, per above table	$12,574,602	$2,029,220
Non-cash ARO additions	(17,403)	(375,254)
Non-cash ARO dispositions	29,394	39,375
Changes in investing working capital	(630,983)	725,023

Net oil and natural gas additions, per Statement of Cash Flows	$11,955,610	$2,418,364

Year Ended January 31, 2010 Compared to the Year Ended January 31, 2009

Daily Sales Volumes, Working Interest Before Royalties

	Year ended January 31, 2010	Year ended January 31, 2009
Barnett Shale in Texas, USA (Mcfpd)	50	65
Deep Basin in Alberta, Canada (Mcfpd)	61	99

Total Company (Mcfpd)	111	164

Total Company (Boepd*)	19	27

*	Mcf converted into Boe on a basis of 6:1. Boe’s may be misleading, particularly if used in isolation. A Boe conversion ratio of 1 bbl:6 Mcf is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

Net Operating Results

	Year ended January 31, 2010	Year ended January 31, 2009
Volumes (Mcf)	40,744	59,854
Price ($/Mcf)	$3.75	$7.97

Revenue	$152,938	$476,996
Royalties	$21,693	$90,104

Revenue, net of royalties	$131,245	$386,892
Production expenses	$95,852	$125,777

Net	$35,393	$261,115

For the year ended January 31, 2010, we realized $152,938 in revenue from sales of natural gas and natural gas liquids, as compared to $476,996 in the prior year. Revenue decreased mainly due to reduced natural gas prices, and to a lesser effect, due to reduced production volumes. Royalties as a percentage of revenue were 14% for the year ended January 31, 2010 as compared to 19% in the prior year. The decrease in royalty rates was due to the sliding scale of royalty rates as natural gas prices decrease. Production expenses related to this revenue were $14.12/Boe for the year ended January 31, 2010 compared to $12.61/Boe in the prior year; the increase in the production expenses rate was mainly the effect of fixed production costs being spread over reduced production volumes.

Depletion, Depreciation and Accretion

	Year ended January 31, 2010	Year ended January 31, 2009
Depletion—oil and natural gas properties	$38,781	$92,747
Accretion	150,007	107,303

Depletion and accretion	$188,788	$200,050
Depreciation—property and equipment	26,198	39,448

Total	$214,986	$239,498

Depletion per Boe	$5.71	$9.30

Unproven property costs for the year ended January 31, 2010 of $18,783,375, as compared to $16,869,995 for the year ended January 31, 2009, were excluded from costs subject to depletion at January 31, 2010. Depletion expense related to oil and natural gas properties decreased in the year ended January 31, 2010 compared to the prior year mainly as a result of the ceiling test write-downs on proved properties in the previous year which decreased the depletion base.

General and Administrative

	Year ended January 31, 2010	Year ended January 31, 2009
Salaries, benefits and consulting fees	$1,844,226	$1,728,907
Office costs	844,605	892,270
Professional fees	245,235	449,236
Public company costs	303,809	558,020
Operating overhead recoveries	(45,224)	(180,709)
Stock-based compensation	794,361	598,182

Total general and administrative	$3,987,012	$4,045,906

General and administrative expenses decreased $58,894 in the year ended January 31, 2010 compared to the prior year primarily due to management implementing cost reductions in the current year.

•

Salaries, benefits and consulting fees increased by $115,319 in the year ended January 31, 2010 compared to the prior year partially due to severance payments to our officers in late 2009 of approximately $465,000 as part of our new strategic direction that was announced December 1, 2009, offset in part by a $296,000 decrease in salaries during the year due to reduced staff and no staff bonuses in the year ended January 31, 2010.

•

Office costs decreased by $47,665 compared to the prior year partially due to reduced travel, software, insurance and telephone costs offset in part by a lease termination payment of approximately $265,000, paid to buy out the remaining 3.5 year term of our Canadian office.

•

Professional fees decreased by $204,001 mainly due to reduced audit and accounting fees, which were higher in the prior year due to fees for the restatements of our 10-K and 10-Q filings with the SEC, and due to a fee paid in the prior year to market our Fayetteville acreage for sale.

•

Public company costs decreased by $254,211 in the year ended January 31, 2010 compared to the prior year mainly due to reduced investor relations costs related to management implementing cost reductions, including reduced personnel costs and the elimination of costs associated with external investor relations consultants. Public company costs consist mainly of fees for investor relations and also include directors’ fees, press releases and SEC and TSX Venture Exchange filing costs, printing costs and transfer agent fees.

•	Stock-based compensation increased by $196,179 mainly due to the granting of stock options in January 2009.

Accretion of Discounts on Convertible Debentures

Agreement Date	Year ended January 31, 2010	Year ended January 31, 2009
December 8, 2005	$—	$815,337
December 28, 2005	—	2,107,572

Total accretion of discounts	$—	$2,922,909

The accretion of discounts was fully recognized in the year ended January 31, 2009 since our December 8, 2005 debentures were fully converted and repaid on June 5, 2008 and our December 28, 2005 debentures were settled on December 18, 2008.

Interest Expense

Agreement Date	Year ended January 31, 2010	Year ended January 31, 2009
December 8, 2005	$—	$91,360
December 28, 2005	—	661,644

Total interest expense	$—	$753,004

There was no interest expense in the year ended January 31, 2010 since our December 8, 2005 debentures were fully converted and repaid on June 5, 2008 and the December 28, 2005 debentures were settled on December 18, 2008, as described below under “—Gain on Debt Extinguishment.”

Gain on Debt Extinguishment

On December 8, 2005, we issued $15,000,000 principal face amount of convertible debentures that were convertible at the lower of (i) $5.00 or (ii) 90% of the average of the three lowest daily volume weighted average prices of our common stock of the 10 trading days immediately preceding the date of conversion. Through June 2008, $11,000,000 of the debentures were converted into shares of our common stock. On June 5, 2008, we repaid the $4,000,000 in remaining debt, which was subject to a 20% early redemption fee of $800,000. A loss of $160,662 was recorded on this debt extinguishment.

On December 28, 2005, we issued $10,000,000 principal face amount of convertible debentures that were convertible at the option of the holder at $4.00 per share. In December 2008, the debentures were settled by (i) reducing the conversion price to $1.40 per share and $3,500,000 of the debentures were converted into 2,500,000 shares of our common stock and (ii) the convertible debenture holders accepted cash of $6,500,000 to settle the remaining debt plus $2,204,792 in accrued interest. A gain of $4,083,375 was recorded on this debt extinguishment.

Oil and Natural Gas Properties

	Net Book Value January 31, 2009	Additions	Depletion	Dispositions	Gain (Loss)	Net Book Value January 31, 2010
Unproven
Windsor Block Maritimes Shale—Nova Scotia, Canada	$16,818,586	$1,964,789	$—	$—	$—	$18,783,375
Western Canadian Shale—Alberta and B.C., Canada	51,409	171,508	—	—	(222,917)	—
Fayetteville and Rocky Mountains	—	4,500	—	(1,117,860)	1,113,360	—
Proved
Canada	72,869	2,207	(24,327)	(426,600)	375,851	—
U.S.A.	—	14,454	(14,454)	—	—	—

Net	$16,942,864	$2,157,458	$(38,781)	$(1,544,460)	$1,266,294	$18,783,375

During the year ended January 31, 2010, we focused on the Windsor Block and spent $1,964,789 primarily for:

•

completing the second phase of the Windsor Block exploration program consisting of testing the N-14-A well (approximately $164,000), completion operations on the O-61-C well (approximately $208,400) and completion operations on the E-38-A well (approximately $208,500);

•	retesting the Kennetcook #1 and #2 wells (approximately $250,000) and increasing the related non-cash asset retirement costs (approximately $213,000);

•

acquiring a 30% working interest from Contact Exploration, Inc., or Contact, in the Windsor Block for approximately $245,000 in cash and the assumption of future estimated non-cash asset retirement costs of $144,750. We also agreed to provide Contact with a 5.75% non-convertible gross overriding royalty interest on our resulting 87% working interest; and

•	acquiring 2D seismic data (approximately $476,300).

During the year ended January 31, 2010, we sold our:

•	25% working interest in 4,327 non-operated net acres in the U.S. Rocky Mountains for gross proceeds of $83,325 in June 2009;

•

50% working interest in 5,900 non-operated net acres in the Fayetteville Shale and all the related seismic data for net cash proceeds of $744,408 in September 2009. Furthermore, a $50,000 drilling deposit was refunded related to the Fayetteville Shale properties;

•	50% working interest in the remaining 3,880 non-operated net acres in the Fayetteville Shale for net cash proceeds of $240,127 in November 2009; and

•	18% working interest in one well and 12% working interest in 896 gross acres of undeveloped land in Alberta for cash proceeds of $426,600.

Net Cash Oil and Natural Gas Additions

	Year ended January 31, 2010	Year ended January 31, 2009
Net additions, per above table	$2,157,458	$4,448,883
Non-cash ARO net additions	(326,600)	(360,544)
Changes in investing working capital	1,202,396	1,976,950

Net oil and natural gas additions, per Statement of Cash Flows	$3,033,254	$6,065,289

Liquidity and Capital Resources

As of October 31, 2010, we had working capital of $1,016,935, resulting primarily from cash of $1,158,430, prepaid expenses of $933,682 and other receivables of $162,740, offset by payables and accrued liabilities of $1,237,917.

For the nine month period ended October 31, 2010, we had net cash outflow from operating activities before changes in working capital of $1,792,049, mainly related to $1,912,485 of cash general and administrative expenses. For the nine month period ended October 31, 2010, we had net cash inflow from financing activities of $9,555,024 from the issuance of 3,003,813 shares of common stock for net proceeds of $9,320,067 and $234,957 of proceeds from 79,167 stock options that were exercised (both adjusted for the 1 for 10 reverse stock split). For the nine month period ended October 31, 2010, we had net cash outflow from investing activities of $10,978,710, which includes (i) $8,490,243 for the Williston Purchase, (ii) $3,169,000 for the costs of drilling and completing 3.0 gross (0.7 net) wells and (iii) $0.8 million for the acquisition of the Grizzly #4-11 oil well. Net cash outflows for Nova Scotia were $127,350. Changes to investing working capital accounted for ($630,983), primarily due to accounts payable in connection with the drilling of our three wells in the Williston area. During the nine month period ended October 31, 2010, we received proceeds from the sale of the Wapiti property of $976,900.

As of March 4, 2011, we have participated in the drilling of 12 gross non-operated wells, including 3 producing wells and 9 wells in various stages of drilling and completion. In addition, we have 10 gross non-operated wells set to spud in the next 30 days and an additional 34 gross non-operated wells already permitted to drill. Over the next 12 months, we plan to participate in a minimum of 75 gross (10.6 net) wells, including as many as 2 gross wells that we will operate. With an average drilling and completion cost of approximately $8 million per well, we have budgeted a range of anticipated drilling capital costs of $80 million to $90 million over this period.

We are currently soliciting interest from industry parties to participate in the drilling of a test well to evaluate the recently identified seismic structure and to participate in a joint venture to further evaluate the potential on the Windsor Block. There is a risk we may not secure a new joint operating partner in the Windsor Block, which could result in a slowdown or suspension of exploration on the Windsor Block. There are no significant capital expenditures planned for the Windsor Block in fiscal 2011.

On November 4, 2010, our common stock began trading on the NYSE Amex under the symbol “TPLM.” In connection with its listing on the NYSE Amex, our common stock ceased trading on the OTC Bulletin Board and continued trading on the TSX Venture Exchange under the new symbol “TPO;” however, we are currently in the process of delisting from the TSX Venture Exchange. Our 1 for 10 reverse stock became effective for trading purposes as of November 4, 2010.

In November 2010, we completed our offering of 12,420,000 common shares (adjusted for the 1 for 10 reverse stock split) at a price of $5.50 per share for gross proceeds of $68.3 million. The net proceeds to us of this offering, after deducting underwriting discounts and commissions and other estimated offering expenses, was approximately $62.6 million.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We base our estimates and assumptions on current facts, historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by us may differ materially and adversely from our estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Investment in Oil and Natural Gas Properties

We utilize the full cost method to account for our investment in oil and natural gas properties. Accordingly, all costs associated with acquisition and exploration of oil and natural gas reserves, including such costs as leasehold acquisition costs, interest costs relating to unproven properties, geological expenditures and direct internal costs are capitalized into the full cost pools. We have two full costs pools (Canada and U.S.). The full costs pools capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, are depleted on the units-of-production method using estimates of proved reserves. Investments in unproven properties and major development projects including capitalized interest, if any, are not amortized until proved reserves associated with the projects can be determined or, if the future exploration of unproven properties is determined uneconomical, the amounts of such properties are added to the capitalized cost to be amortized. The capitalized costs included in the full cost pool are subject to a ceiling test.

Asset Retirement Obligations

We recognize a liability for future retirement obligations associated with our oil and natural gas properties. The estimated fair value of the asset retirement obligations is based on the current estimated cost escalated at an inflation rate and discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life. The liability accretes until we settle the obligation. The costs are estimated by management based on its knowledge of industry practices, current laws and past experiences. The costs could increase significantly from management’s current estimate.

Stock-Based Compensation

We record compensation expense in our consolidated financial statements for stock options granted to employees, consultants and directors using the fair value method. Fair values are determined using the Black Scholes option pricing model, which is sensitive to the estimate of our stock price volatility and the options expected life. Compensation costs are recognized over the vesting period.

Recently Adopted Accounting Pronouncements

The Financial Accounting Standards Board, or the FASB, implemented new standards in December 2007 with respect to accounting for business combinations. These new standards require an acquirer to be identified for all business combinations and applies the same method of accounting for business combinations—the acquisition method—to all transactions. In addition, transaction costs associated with acquisitions are required to be expensed. The revised statement was effective to business combinations after February 1, 2009. No business combinations were completed by us in fiscal year 2010 and as such there was no impact that arose from adopting the new business combination standard.

In December 2007, the FASB issued new accounting standards with respect to non-controlling interests in consolidated financial statements. These new standards require us to report non-controlling interests in subsidiaries as equity in our consolidated financial statements; and all transactions between equity and non-controlling interests as equity. These new standards were effective for us commencing on February 1, 2009. The adoption of these standards did not significantly affect our consolidated financial statements.

In March 2008, the FASB issued new accounting standards with respect to disclosures about derivative instruments and hedging activities, which require disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. These new standards were effective on February 1, 2009. There were no significant impacts on the disclosures in our financial statements resulting from adopting these standards.

In May 2009, the FASB issued new accounting standards with respect to subsequent events, which were intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, these standards set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. These standards are effective for interim and annual periods ending after June 15, 2009. The adoption of this standard did not significantly impact the disclosures in our financial statements.

The SEC adopted major revisions to its required oil and natural gas reporting disclosures which became effective as of December 31, 2009. Among other things, the amendments provide for the use of the 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period for purposes of both the disclosure and full-cost accounting rules. These amendments did not have a significant impact on our financial statements.

BUSINESS

We are an exploration and development company currently focused on the acquisition and development of unconventional shale oil resources in the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana. As of March 4, 2011, we have acquired, or committed to acquire, approximately 30,000 net acres primarily in McKenzie, Williams and Stark Counties of North Dakota and Roosevelt County, Montana. Having identified an area of focus in the Bakken Shale and Three Forks formations that we believe will generate attractive returns on invested capital, we are continuing to explore further opportunities in the region with a long-term goal of reaching 100,000 net acres.

We also hold over 400,000 net acres in the Maritimes Basin of Nova Scotia which contains numerous conventional and unconventional prospective reservoirs, including the Windsor Group sandstones and limestones and Horton Group shales. We currently have no plans to devote a significant portion of our capital budget to this region outside of a regional seismic program and further evaluation of well data in the region. We continue to seek a strategic partner interested in pursuing the potential long-term value offered by our holdings in this region or a farm-out arrangement whereby a partner will fund our future seismic and well programs.

Our Strategy

Our goal is to increase stockholder value by increasing our Williston Basin leasehold position and converting such leasehold position into proven reserves, production and cash flow at attractive returns on invested capital. We are seeking to achieve this goal through the following strategies:

•

Focus on the Williston Basin. We believe the Bakken Shale and Three Forks formations in the Williston Basin represent one of the largest oil deposits in North America. A report issued by the USGS in April 2008 classified these formations as the largest continuous oil accumulation ever assessed by it in the contiguous United States. We expect to continue to aggressively pursue additional leasehold positions where our geologic model suggests the Bakken Shale and/or the Three Forks formations are believed to be prospective. We believe horizontal wells drilled on our acreage will generate attractive returns on invested capital given our outlook for the price of oil and the finding and development costs associated with converting the acreage from resource potential to proven and producing reserves.

•

Continue to pursue leasehold acquisitions at attractive costs. We believe significant additional acreage in the Williston Basin, prospective for the Bakken Shale and Three Forks formations, is and will be available for acquisition allowing us to reach our long-term goal of 100,000 net acres, subject to availability of sources of financing to us that we find reasonable. We believe many of the active operators in the area have assembled sizeable leasehold positions and have shifted from a leasehold acquisition strategy to a development strategy, reducing the competition for additional leasehold acreage. We plan to explore various techniques to add acreage, including participating in state and federal lease sales, pursuing leasehold acquisitions, farm-in agreements with existing operators and farm-in opportunities on lease positions that are about to expire. We believe many operators will choose to farm-out lease positions rather than allow leases to expire, giving us further opportunities to add significant leasehold at attractive costs.

•

Maintain a balanced mix of operated and non-operated leasehold positions. Through our non-operated positions, we plan to leverage our currently low overhead while broadening our operating experience by teaming with operators that we believe are some of the most active and knowledgeable in the Williston Basin. We believe that our partnering approach also provides significant opportunities to expand our collective acreage position. We have significantly expanded our operated leasehold and we believe we will ultimately be named operator on over 20% of our current approximately 30,000 net acres. We are working to build our operational team and plan to operate up to 2 gross (1.6 net) wells over the next 12 months. We are also currently seeking to enter contracts with qualified service providers and have targeted to commence a one rig operated program in late 2011. Our long-term goal is to serve as operator for two-thirds of our net acreage position.

•

Capture upside value in Nova Scotia. We hold approximately 412,924 net acres in the province of Nova Scotia in Canada that we believe contains multiple conventional and unconventional targets. Increased industry activity in the Maritimes Basin, along with other factors such as more restrictive permitting procedures in the Gulf of Mexico and activity in other unconventional basins, has increased industry interest in this area. In 2010, Southwestern Energy Company, a mid-cap independent exploration company, announced that it had leased a large undeveloped acreage position in the province of New Brunswick and committed to spend $47 million on the development of such acreage. Additionally, in 2010, Apache Corporation drilled and tested the B-41 Green Road and the G-59 Will deMille wells pursuant to its December 2009 farm-out agreement with Corridor Resources Inc. We continue to seek a strategic partner interested in pursuing the potential long-term value offered by our holdings in this region or a farm-out arrangement whereby a partner will fund our future seismic and well programs.

•

Maintain conservative leverage position to enhance financial flexibility. Acquisitions and farm-in opportunities will require us to move rapidly in many instances. As such, we expect to maintain excess cash balances and a conservative leverage position while we focus on leasehold acquisitions. Between now and the end of 2011, we expect to primarily use equity capital to fund our leasehold expansion and only add leverage where cash flow and reserve growth allow.

Our Competitive Strengths

We have the following competitive strengths that we believe will help us to successfully execute our business strategies:

•

We benefit from the increasing activity in the Bakken Shale and Three Forks formations acreage. Activity levels in the Williston Basin continue to increase with a drilling rig count of 165 at February 25, 2011 versus 65 at January 1, 2010. We benefit from the increasing number of wells drilled and the corresponding data available from public sources and the North Dakota Industrial Commission. This activity and data has begun to define the geographic extent of the Bakken Shale and Three Forks formations, which we believe reduces the amount of risk we face on future leasehold acquisitions and development operations. In addition, the leading operators in the Williston Basin have developed drilling and completion technologies that have significantly reduced production risk, decreased per unit drilling and completion costs and enhanced returns.

•

Our size allows us to pursue a broader range of acquisition opportunities. Our size provides us with the opportunity to acquire smaller acreage blocks that may be less attractive to larger operators inside of the Williston Basin. Some small private ventures are struggling to secure funding to meet drilling costs which provides us with opportunities for acquisitions at attractive prices. We believe that our acquisition of these smaller blocks will have a meaningful impact on our overall acreage position and should facilitate our long-term goal of owning 100,000 net acres.

•

Experienced management team with proven acquisition and operating capabilities. Peter Hill, our Chief Executive Officer, has 40 years of oil and natural gas experience, including over 20 years with British Petroleum in a variety of roles including Chief Geologist, Chief of Staff for BP Exploration, President of BP Venezuela and Regional Director for Central and South America. He currently serves as the non-executive Chairman for Toreador Resources Corporation, a public company currently developing an oil shale prospect in the Paris Basin in France. He is complemented by Jonathan Samuels, our Chief Financial Officer, who spent over five years as a member of an energy focused investment management firm.

•

We have no outstanding indebtedness and following this offering and the completion of the EOG Purchase and the Slawson Purchase, we will have over $             million in as adjusted cash. We will have over $             in cash after we close this offering and complete the EOG Purchase and the Slawson Purchase. We will use this cash to meet our drilling commitments and pursue additional leasehold acquisitions. See “—Recent Developments.”

Recent Developments

EOG Purchase—On March 2, 2011, we entered into an agreement for the EOG Purchase. The assets from the EOG Purchase consist of approximately 7,700 undeveloped net acres in McKenzie County, North Dakota. The aggregate consideration is approximately $34.1 million in cash, subject to customary purchase price adjustments. Based on our initial due diligence, however, we believe that we will only acquire approximately 6,500 net acres, as 1,200 net acres of the original 7,700 net acres are being conveyed in the form of a top lease which we do not currently believe will vest due to an existing well producing on the underlying leases in question, which are held by another operator. In the event the top lease does not vest, the purchase price could be adjusted downward to $28.6 million. The closing, which is subject to customary conditions, is scheduled to occur on March 14, 2011.

Slawson Purchase—On March 4, 2011, we entered into an agreement for the Slawson Purchase to acquire up to 6,716 undeveloped net acres. The aggregate consideration, subject to customary purchase price adjustments, is comprised of approximately $14.5 million in cash and approximately one million shares of our common stock. We are currently the minority working interest owner with Slawson as the majority working interest owner on approximately 1,600 of these net acres in Williams County, North Dakota, which are subject to our previously disclosed Slawson participation agreement, and as a result of the Slawson Purchase, we will assume operations of all of this acreage. The closing, which is subject to customary conditions, is scheduled to occur on April 1, 2011.

We anticipate that Slawson will continue to acquire acreage in Williams and McKenzie County. Under the terms of the original agreement with Slawson, we pay 33% of the gross well costs and between a 20% and 60% premium of our pro rata share of leasehold acquisition costs. We continue to believe that the terms of the original agreement with Slawson are consistent with industry practice and will result in net costs to us that are substantially lower than we could achieve independently during this phase of our development. Our current agreement with Slawson expires on January 12, 2012.

Operations and Oil and Natural Gas Properties

Williston Basin

We own operated and non-operated leasehold positions in the Williston Basin. We anticipate commencing our first operated well in the second half of 2011. The operations of our non-operated leasehold positions are primarily conducted through agreements with major operators in the Williston Basin, including Slawson, Kodiak, EOG, Brigham Exploration Company, Marathon Oil Corporation, Continental Resources, Inc., XTO Energy Inc., Whiting Petroleum Corporation, Hess Corporation and others. These companies are experienced operators in the development of the Bakken Shale and Three Forks formations. Upon the closing of our recently announced EOG Purchase and Slawson Purchase (see “—Recent Developments”), we believe that we will have the right to operate approximately 7,000 net acres, or over 20% of our approximately 30,000 net acres. We continue to build our technical and financial team and, in addition to our experienced geological, land, brokerage and title teams, we expect to have an experienced operating team in place over the next several months. Our primary areas of operation are focused in the Rough Rider area of McKenzie, Williams and Stark Counties in North Dakota and Roosevelt County, Montana.

As of March 4, 2011, we have participated in the drilling of 12 gross non-operated wells, including 3 producing wells and 9 wells in various stages of drilling and completion. In addition, we have 10 gross non-operated wells set to spud in the next 30 days and an additional 34 gross non-operated wells already permitted to drill. Over the next 12 months, we plan to participate in a minimum of 75 gross (10.6 net) wells, including as many as 2 gross wells that we will operate. With an average drilling and completion cost of approximately $8 million per well, we have budgeted a range of anticipated drilling capital costs of $80 million to $90 million over this period.

Using industry accepted well-spacing parameters and long lateral well bores, we believe that there could be over 180 net unrisked drilling locations for the Bakken Shale and Three Forks formations on our acreage in the Williston Basin. Based on current industry expectations, we believe we can drill up to eight 9,500 foot lateral wells on 1,280 acre spacing units within our acreage. Consistent with leading field operators, we plan to perform multi-stage fracs with 25 to 30 stages on each lateral well. We also plan to drill shorter laterals on smaller units as dictated by our leasehold position.

Maritimes Basin

We have an 87% working interest in approximately 474,625 gross acres (approximately 412,924 net acres) in the Windsor Sub-Basin of the Maritimes Basin. In October 2009, we completed an approximately 30-square kilometer 2D seismic shoot on the Windsor Block and completed processing and interpreting the data in the fiscal quarter ending January 31, 2010. We believe that this seismic program, combined with the completion operations on three previously drilled vertical exploration wells, satisfied the first-year requirements of our 10-year production lease. We have completed our interpretation of the seismic data on the Windsor Block and we are currently seeking partners to participate in the drilling of the test well and to participate in a joint venture to further evaluate the potential of the Windsor Block.

Under the terms of the Windsor Block 10-year production lease:

•	The production lease grants rights to approximately 474,625 gross acres (approximately 412,924 net acres).

•

We hold rights to conventional oil and natural gas within the lease, which includes shale natural gas, in the Windsor and Horton Shales, excluding natural gas from coal. We believe coals are not prospective within the Windsor Block.

•

To retain rights to this land block, we have agreed to continue to evaluate the lands during the first five years of the lease by drilling seven wells, completing three exploration wells previously drilled, and acquiring seismic data, which cost approximately Cdn $12.7 million gross (approximately U.S. $11.9 million). These wells are to be distributed across the land block to fully evaluate conventional and shale resources. In addition to annual progress reporting to maintain the lease in good standing, on the second anniversary of the lease, we are obliged to provide a detailed report to the Nova Scotia government to assess our evaluation activities to maintain certain lands. After the fifth anniversary, leased areas not adequately drilled or otherwise evaluated may be subject to surrender.

•

During the first year of the lease, we agreed to complete three exploration wells that were drilled in the prior year and acquire seismic data, which cost approximately Cdn $2 million gross (approximately U.S. $1.9 million). An approximately Cdn $200,000 (approximately U.S. $189,000) gross refundable deposit was posted related to the first year commitment; should the work not be competed, a portion or all of the deposit could be forfeited.

•	As of March 4, 2011, royalty rates are set at 10% in Nova Scotia.

•

Tenure on some or all of the lands is eligible for renewal after the first 10 years, based on the establishment of commercial production and/or the satisfaction of certain drilling and evaluation criteria.

From May 2007 to June 2008, we executed the first phase of the Windsor Block exploration program consisting of a 2D and 3D seismic program, geological studies, and drilling and completing two vertical test wells (Kennetcook #1 and Kennetcook #2). From July 2008 to September 2009, we executed the second phase of the Windsor Block shale natural gas exploration program, which consisted of drilling three vertical exploration wells (N-14-A, O-61-C and E-38-A) and undertaking completion operations on all three of these wells.

In June 2009, we acquired an additional 30% working interest in the Windsor Block from Contact in exchange for a 5.75% non-convertible gross overriding royalty interest, a cash payment of Cdn $270,000 (approximately U.S. $263,183) and our assumption of the liabilities related to the former working interest from Contact. This acquisition increased our working interest to its current 87% level.

In October 2009, we acquired 30 kilometers of 2D seismic data on the Windsor Block and completed processing and interpreting the data in the fiscal quarter ending January 31, 2010. We believe that this seismic program, combined with the three completion operations on previously drilled vertical exploration wells, satisfied the first-year requirements of our 10-year production lease.

The seismic program was designed to delineate the western end of the Windsor Basin where we believed the Windsor and Horton Shales to be prospective and that uplift, faulting and thrusting were likely to create conventional structures. We believe the seismic program showed a large, deep seated, conventional four-way closure with a large fault-controlled structural feature. The structures appear to be late Carboniferous in age, with later fault inversion, and precede the Permian gas generation following burial and over-thrusting. The setting is almost identical to the McCully Field in the Elgin Basin, New Brunswick and suggests a similar structural evolution. We believe the elevated structure is a natural conduit for migrating natural gas from the basin center, and with significant faulting natural fracturing may help rock porosity and permeability.

We continue to seek a partner for the drilling of an onshore well in the development of the Windsor Block. In moving forward with the Windsor Block, we intend to consider a range of options pursuant to our existing production lease.

Non-Core Properties

In fiscal 2010, there was no exploration activity on our non-producing and undeveloped land positions and we continue to plan not to participate in any exploration activity for these projects in fiscal 2011. We have recently divested most of our non-core properties. During fiscal 2010, we sold:

•	our 25% working interest in 4,327 non-operated net acres in the Rocky Mountains for gross proceeds of $83,325 in June 2009;

•

our 50% working interest in 5,900 non-operated net acres in the Fayetteville Shale and all the related seismic data for gross cash proceeds of $767,000 in September 2009 and our remaining 3,880 non-operated net acres of the Fayetteville Shale acreage for gross cash proceeds of $247,000 in November 2009. Costs related to these sales were approximately $30,000; and

•	one of the producing wells and our 12% working interest in 154 non-operated net undeveloped acres in the Alberta Deep Basin for $426,600 in January 2010.

In May 2010, we announced that we closed the sale of an existing wellbore and associated acreage in Alberta for approximately $977,000.

Our remaining non-core producing properties include 4,427 non-operated acres in the Rocky Mountains and 3,024 net acres in the Alberta Deep Basin of Canada.

Information Regarding Oil and Natural Gas Producing Activities

Net Reserves of Oil, Natural Gas Liquids and Natural Gas at Fiscal Year-End 2010

At January 31, 2010, our proved reserve estimates and future discounted cash flow at 10% was valued at an inconsequential amount. We did not obtain a reserve report at January 31, 2010 as the reserves were not material. Our 12-month production for the year ended January 31, 2010 for these wells was:

	Alberta Deep Basin, Canada	Texas Barnett Shale, U.S.A.	Total
Fiscal 2010 Working Interest Production (Mcfe)	22	18	40

Competitors

In the Williston Basin, we compete with a number of larger public and private companies such as Continental Resources, Inc., Brigham Exploration Company, Enerplus Resources Fund, Kodiak, Oasis Petroleum Inc., Newfield Exploration Co., XTO Energy, Inc. (now part of ExxonMobil) and Whiting Petroleum Corporation. All of these companies have significantly more personnel and experience in the Williston Basin and greater access to capital than we do.

In the Maritimes Basin, there are several specialized competitors who have been pursuing their respective strategies for a number of years. These companies include Contact, Stealth Ventures Ltd., Corridor Resources Inc., Apache Corporation and Southwestern Energy Company. These companies have gained technical expertise in the area as they have continued to advance their respective exploration programs.

Governmental Regulation

Our business is affected by numerous laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the oil and natural gas industry. We have developed internal procedures and policies to ensure that our operations are conducted in full and substantial environmental regulatory compliance.

Failure to comply with any laws and regulations may result in the assessment of administrative, civil and/or criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

We believe that our operations comply in all material respects with applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive an effect on our operations than on other similar companies in the oil and natural gas industry. Our future expenditures to comply with environmental requirements have been estimated in the consolidated financial statements included in this prospectus, under the caption of asset retirement obligations.

Pricing and Marketing of Natural Gas

In Canada, the price of natural gas sold in interprovincial and international trade is determined by negotiations between buyers and sellers. Natural gas exported from Canada is subject to regulation by the National Energy Board of Canada. Exporters are free to negotiate prices and other terms with purchasers, provided that the export contracts continue to meet certain criteria prescribed by the National Energy Board of Canada. Natural gas (other than propane, butanes and ethane) exports for a term of less than two years or for a term of two to 20 years (in quantities of not more than 30,000 m3/day) must be made pursuant to an order of the National Energy Board, or the NEB. Natural gas may be exported for a term of no more than one year in respect to propane and butane, and no more than two years in respect to ethane, with all exports requiring an NEB order. Any natural gas export to be made pursuant to a contract of longer duration (to a maximum of 25 years) or a larger quantity requires an exporter to obtain an export license from the NEB and the issue of such a license requires the approval of the Lieutenant Governor in Council. The export of natural gas pursuant to an order or license shall be subject to the terms and conditions included by the National Energy Board of Canada in such order or license.

Also in Canada, the government of Alberta regulates the volume of natural gas that may be removed from the province for consumption elsewhere based on such factors as reserve availability, transportation arrangements and market considerations. Natural gas may not be removed from the Province of Alberta without a permit from the Energy Resources Conservation Board of the Province of Alberta. The Energy Resources Conservation Board of the

Province of Alberta may grant a permit for the removal of less than three billion cubic meters of natural gas for a term not exceeding two years with the approval of the Minister of Energy. All other permits for the removal of natural gas to be granted by the Energy Resources Conservation Board of the Province of Alberta require the approval of the Lieutenant Governor in Council. The removal of natural gas from the Province of Alberta shall be subject to the terms and conditions included by the Energy Resources Conservation Board of the Province of Alberta in the permit granted for such removal.

In the U.S., historically, the sale of natural gas in interstate commerce has been regulated pursuant to the Natural Gas Act of 1938, or the NGA, the Natural Gas Policy Act of 1978, or the NGPA, and regulations promulgated thereunder by the Federal Energy Regulatory Commission, or the FERC. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act, or the Decontrol Act. The Decontrol Act removed all NGA and NGPA price and non-price controls affecting wellhead sales of natural gas effective January 1, 1993 and sales by producers of natural gas are uncontrolled and can be made at market prices. The natural gas industry historically has been heavily regulated and from time to time proposals are introduced by Congress and the FERC and judicial decisions are rendered that impact the conduct of business in the natural gas industry. We cannot assure you that the less stringent regulatory approach recently pursued by the FERC and Congress will continue.

Pricing and Marketing of Oil

In Canada, producers of oil negotiate sales contracts directly with oil purchasers, with the result that the market determines the price of oil. The price depends in part on oil quality, prices of competing fuels, distance to market, the value of refined products and the supply/demand balance. Oil exports may be made pursuant to export contracts with terms not exceeding two years in the case of heavy crude and not exceeding one year in the case of oil other than heavy crude, provided that an order approving any such export has been obtained from the National Energy Board of Canada. Any oil export to be made pursuant to a contract of longer duration (to a maximum of 25 years) requires an exporter to obtain an export license from the National Energy Board of Canada and the issue of such a license requires a public hearing and obtaining the approval of the Lieutenant Governor in Council. The export of oil pursuant to an order or license shall be subject to the terms and conditions included by the National Energy Board of Canada in such order or license.

In the U.S., sales of crude oil, condensate and natural gas liquids are not regulated and are made at negotiated prices. Effective January 1, 1995, the FERC implemented regulations establishing an indexing system for transportation rates for oil that allowed for an increase in the cost of transporting oil to the purchaser.

Royalties and Incentives

The royalty regime is a significant factor in the profitability of oil, natural gas and natural gas liquids production. In the U.S., all royalties are determined by negotiations between the mineral owner and the lessee.

In Canada, royalties payable on production from non-Crown lands (i.e. non-government lands) are determined by negotiations between the mineral owner and the lessee. However, crown royalties (i.e. government land royalties) are determined by government regulation and are generally calculated as a percentage of the value of the gross production, and the rate of royalties payable generally depends in part on prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced. In addition to federal regulation, each province has legislation and regulations that govern land tenure, royalties, production rates, environmental protection and other matters. From time to time the governments of Canada, Alberta and Nova Scotia have established incentive programs which have included royalty rate reductions, royalty holidays and tax credits for the purpose of encouraging oil and natural gas exploration or enhanced planning projects.

Nova Scotia

In the Province of Nova Scotia, the royalty rate for onshore oil and natural gas production has been set at a flat rate of 10% of the petroleum that is produced in each month based on the fair market value of the petroleum at the wellhead. In determining the royalty to be paid on any petroleum other than oil, there is deducted an allowance for the cost of processing or separation as determined in any particular case by the Minister of Energy. Notwithstanding the foregoing, no royalty shall be due with respect to any oil or natural gas that is produced pursuant to the first production lease that is granted with respect to lands subject to an exploration agreement, for a period of two years from the date of commencement of such lease.

Land Tenure

In Canada, oil and natural gas deposits located in Nova Scotia are owned by that provincial government and oil and natural gas deposits located in the western provinces of Canada are predominantly owned by the respective provincial governments. Provincial governments grant rights to explore for and produce oil and natural gas pursuant to leases, licenses and permits for varying terms and on conditions set forth in provincial legislation including specific work commitments or obligations to make rental, royalty or other payments. Where oil and natural gas deposits are privately owned, such as in the U.S., rights to explore for and produce such oil and natural gas are granted by lease on such terms and conditions as may be negotiated.

The North American Free Trade Agreement

On January 1, 1994, the North American Free Trade Agreement, or NAFTA, became effective among the governments of Canada, the U.S. and Mexico. NAFTA carries forward most of the material energy terms contained in the Canada—U.S. Free Trade Agreement. In the context of energy resources, Canada continues to remain free to determine whether exports to the United States or Mexico will be allowed provided that any export restrictions do not: (i) reduce the proportion of energy resource exported relative to domestic use (based upon the proportion prevailing in the most recent 36-month period), (ii) impose an export price higher than the domestic price and (iii) disrupt normal channels of supply. All three countries are prohibited from imposing minimum export or import price requirements.

NAFTA contemplates the reduction of Mexican restrictive trade practices in the energy sector and prohibits discriminatory border restrictions and export taxes. NAFTA also contemplates clearer disciplines on regulators to ensure fair implementation of any regulatory changes and to minimize disruption of contractual arrangements, which is important for Canadian natural gas exports.

Environmental

United States

Like the oil and natural gas industry in general, our properties are subject to extensive and changing federal, state and local laws and regulations designed to protect and preserve our natural resources and the environment. The recent trend in environmental legislation and regulation is generally toward stricter standards, and this trend is likely to continue. These laws and regulations often require a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit access, seismic acquisition, construction, drilling and other activities on certain lands lying within wilderness and other protected areas; impose substantial liabilities for pollution resulting from our operations; and require the reclamation of certain lands.

The permits required for many of our operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines, injunctions or both. In the opinion of our management, we are in substantial compliance with current applicable environmental laws and regulations, and we have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on us, as well as the oil and natural gas industry in general. The Comprehensive Environmental Response, Compensation and Liability Act, or the CERCLA, and comparable state statutes impose strict and joint and several liabilities on owners and operators of certain sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act, or the RCRA, and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes, thereby making such wastes subject to more stringent handling and disposal requirements.

Federal regulations require certain owners or operators of facilities that store or otherwise handle oil, such as us, to prepare and implement spill prevention, control countermeasure and response plans relating to the possible discharge of oil into surface waters. The Oil Pollution Act of 1990, or the OPA, contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States. For onshore and offshore facilities that may affect waters of the United States, the OPA requires an operator to demonstrate financial responsibility. Regulations are currently being developed under federal and state laws concerning oil pollution prevention and other matters that may impose additional regulatory burdens on us. In addition, the Clean Water Act and analogous state laws require permits to be obtained to authorize discharge into surface waters or to construct facilities in wetland areas. The Clean Air Act of 1970 and its subsequent amendments in 1990 and 1997 also impose permit requirements and necessitate certain restrictions on point source emissions of volatile organic carbons (nitrogen oxides and sulfur dioxide) and particulates with respect to certain of our operations. We are required to maintain such permits or meet general permit requirements. The EPA and designated state agencies have in place regulations concerning discharges of storm water runoff and stationary sources of air emissions. These programs require covered facilities to obtain individual permits, participate in a group or seek coverage under an EPA general permit. Most agencies recognize the unique qualities of oil and natural gas exploration and production operations. A number of agencies including but not limited to the EPA, the Bureau of Land Management, the Texas Commission of Environmental Quality, the Louisiana Department of Natural Resources, the North Dakota Industrial Commission, the Oklahoma Conservation Commission, the Wyoming Oil and Gas Conservation Commission, the Montana Board of Oil and Gas Conservation and similar commissions within these states and of other states in which we do business have adopted regulatory guidance in consideration of the operational limitations on these types of facilities and their potential to emit pollutants. We believe that we will be able to obtain, or be included under, such permits, where necessary, and to make minor modifications to existing facilities and operations that would not have a material effect on us.

The EPA amended the UIC provisions of the SDWA to exclude hydraulic fracturing from the definition of “underground injection.” However, the U.S. Senate and House of Representatives are currently considering the FRAC Act, which will amend the SDWA to repeal this exemption. If enacted, the FRAC Act would amend the definition of “underground injection” in the SDWA to encompass hydraulic fracturing activities, which could require hydraulic fracturing operations to meet permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting, and recordkeeping obligations, and meet plugging and abandonment requirements. The FRAC Act also proposes to require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater.

On December 15, 2009, the EPA published its findings that emissions of carbon dioxide, methane and other greenhouse gases present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climatic changes. These findings by the EPA allowed the agency to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. Consequently, the EPA proposed two sets of regulations that would require a reduction in emissions of greenhouse gases from motor vehicles and, also, could trigger permit review for greenhouse gas emissions from certain stationary sources. In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010.

Also, on June 26, 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009, or ACESA, which would establish an economy-wide cap-and-trade program to reduce United States emissions of greenhouse gases including carbon dioxide and methane that may contribute to the warming of the Earth’s atmosphere and other climatic changes. If it becomes law, ACESA would require a 17% reduction in greenhouse gas emissions from 2005 levels by 2020 and just over an 80% reduction of such emissions by 2050. Under this legislation, the EPA would issue a capped and steadily declining number of tradable emissions allowances to certain major sources of greenhouse gas emissions so that such sources could continue to emit greenhouse gases into the atmosphere. These allowances would be expected to escalate significantly in cost over time. The net effect of ACESA will be to impose increasing costs on the combustion of carbon-based fuels such as oil, refined petroleum products and natural gas. The U.S. Senate has begun work on its own legislation for restricting domestic greenhouse gas emissions and President Obama has indicated his support of legislation to reduce greenhouse gas emissions through an emission allowance system.

Canada

The oil and natural gas industry is governed by environmental regulation under Canadian federal and provincial laws, rules and regulations, which restrict and prohibit the release or emission and regulate the storage and transportation of various substances produced or utilized in association with oil and natural gas industry operations. In addition, applicable environmental laws require that well and facility sites be abandoned and reclaimed, to the satisfaction of provincial authorities, in order to remediate these sites to near natural conditions. Also, environmental laws may impose upon “responsible persons” remediation obligations on property designated as a contaminated site. Responsible persons include persons responsible for the substance causing the contamination, persons who caused the release of the substance and any present or past owner, tenant or other person in possession of the site. Compliance with such legislation can require significant expenditures. A breach of environmental laws may result in the imposition of fines and penalties and suspension of production, in addition to the costs of abandonment and reclamation.

In Nova Scotia, environmental laws are consolidated in the Nova Scotia Environment Act. Under this Act, environmental standards and requirements applicable to compliance, cleanup and reporting are contained and administered by the Nova Scotia Department of Environment.

In December 2002, the Government of Canada ratified the Kyoto Protocol, or the Protocol. The Protocol calls for Canada to reduce its emissions of GHGs to 6% below 1990 “business as usual” levels between 2008 and 2012. It remains uncertain whether the Kyoto target of 6% below 1990 GHG emission levels will be enforced in Canada. On April 26, 2007, the Canadian government released “Turning the Corner: An Action Plan to Reduce Greenhouse Gases and Air Pollution,” or the Action Plan, which set forth a plan for regulations to address both GHG and air pollution. On March 10, 2008, the Canadian government released an update to the Action Plan, “Turning the Corner: Regulatory Framework for Industrial Greenhouse Gas Emissions,” or the Updated Action Plan. Regulations for the implementation of the Updated Action Plan were originally intended to be in force by January 1, 2010. To date, no such regulations have been proposed. Further, representatives of the Canadian government have recently indicated that the proposals contained in the Updated Action Plan will be modified to ensure consistency with the direction ultimately taken by the United States with respect to GHG emissions regulation. Since it is presently unclear what approach will be adopted by the United States, the provisions of the Updated Action Plan, described below are expected to be significantly modified.

The proposed compliance mechanisms under the Updated Action Plan include an emissions credit trading system for GHGs and certain industrial air pollutants, and several options for companies to choose among to meet GHG emission intensity reduction targets and encourage the development of new emission reduction technologies, including the option of making payments into a technology fund, an emissions and offset trading system, limited credits for emission reductions created between 1992 and 2006, and international emission credits under the clean development mechanism under the Kyoto Protocol for up to 10% of each company’s regulatory obligation.

Environmental legislation in the Province of Alberta involving oil and natural gas operations has been consolidated into the Environmental Protection and Enhancement Act (Alberta), the Water Act (Alberta) and the Oil and Gas Conservation Act (Alberta). These statutes impose environmental standards, require compliance, reporting and monitoring obligations and impose penalties. In addition, GHG emission reduction requirements are set out in the Climate Change and Emissions Management Act (Alberta) and came into effect on July 1, 2007. Under this legislation, Alberta facilities emitting more than 100,000 tonnes of GHGs a year must reduce their emissions intensity by 12% from their respective baseline emissions. Companies have four options to choose from in order to meet the reduction requirements outlined in this legislation, including: (i) making improvements to operations that result in reductions; (ii) purchasing emission credits from other sectors or facilities that have reduced their emissions below the required emission intensity reduction levels; (iii) purchasing off-set credits from other sectors or facilities that have emissions below the 100,000 tonne threshold and are voluntarily reducing their emissions in Alberta; or (iv) contributing to the Climate Change and Emissions Management Fund. Companies can choose one of these options or a combination thereof to meet their Alberta emissions reduction requirements.

Climate Change

Climate change has emerged as an important topic in public policy debate regarding our environment. It is a complex issue, with some scientific research suggesting that rising global temperatures are the result of an increase in GHGs, which may ultimately pose a risk to society and the environment. Products produced by the oil and natural gas exploration and production industry are a source of certain GHGs, namely carbon dioxide and methane, and future restrictions on the combustion of fossil fuels or the venting of natural gas could have a significant impact on our future operations.

Employees

As of March 4, 2011, we had 10 full time employees. We consider our relations with our employees to be good.

Properties

We maintain our principal office at 1625 Broadway, Suite 780, Denver, Colorado 80202. Our telephone number at that office is (303) 260-7125 and our facsimile number is (303) 260-5080. Our current office space consists of approximately 2,370 square feet. The lease runs until September 2013 at a cost of $4,816 per month.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information about our executive officers and directors as of March 4, 2011:

Name	Age	Position
F. Gardner Parker	69	Chairman of the Board
Dr. Peter Hill	63	Chief Executive Officer and Director
Jonathan Samuels	32	Chief Financial Officer, Corporate Secretary and Director
Stephen A. Holditch	64	Director
Randal Matkaluk	52	Director

F. Gardner Parker has been a director and Chairman of the Board since November 2009. From 1970 to 1984, Mr. Parker worked at Ernst & Ernst (now Ernst & Young LLP), an accounting firm, and was a partner at that firm from 1978 to 1984. Mr. Parker served as Managing Outside Trust Manager with Camden Property Trust, a real estate investment trust, from 1998 to 2005 and still serves as a Trust Manager of Camden Property Trust. He has also served as a director of Carrizo Oil & Gas, Inc. since 2000. Mr. Parker also serves on the boards of Hercules Offshore, Inc., Gas Resources Inc. and Sharpes Compliance Corp. He is a graduate of the University of Texas and is a CPA in Texas. Mr. Parker is board certified by the National Association of Corporate Directors. Mr. Parker previously served as a director of Blue Dolphin Energy Company from 2004 to 2007. Mr. Parker’s qualifications to sit on the Board include significant public company governance and audit experience.

Dr. Peter Hill has been a director and our Chief Executive Officer since November 2009. Dr. Hill has over 37 years of experience in the international oil and natural gas industry. He commenced his career in 1972 and spent 22 years in senior positions at British Petroleum including Chief Geologist, Chief of Staff for BP Exploration, President of BP Venezuela and Regional Director for Central and South America. Dr. Hill then worked as Vice President of Exploration at Ranger Oil Ltd. in England (1994-95), Managing Director Exploration and Production at Deminex GMBH Oil in Germany (1995-97), Technical Director/Chief Operating Officer at Hardy Oil & Gas plc (1998-2000), President and Chief Executive Officer at Harvest Natural Resources, Inc. (2000-2005), Director/Chairman at Austral Pacific Energy Ltd. (2006-2008), independent advisor to Palo Alto Investors (January 2008 to December 2009) and Non-Executive Chairman at Toreador Resources Corporation (January 2009 to present). Dr. Hill has a B.Sc. (Honors) in Geology and a Ph.D. Dr. Hill’s qualifications to sit on the Board include significant public company governance experience, significant experience as an exploration geologist and over 20 years of general management experience.

Jonathan Samuels has been a director, and our Chief Financial Officer and Corporate Secretary since December 2009. Prior to joining us, Mr. Samuels was an investment professional responsible for research and investment sourcing in the energy sector at Palo Alto Investors, a hedge fund founded in 1989. Mr. Samuels worked for five years at California-based Palo Alto Investors. Mr. Samuels received his B.A. from the University of California and his MBA from the Wharton School. He also has a Certified Financial Analyst designation. Mr. Samuels’s qualifications to sit on the Board include significant capital markets experience and significant experience investing in public companies.

Stephen A. Holditch has been a director since February 2006. Since January 2004, Mr. Holditch has been the Head of the Department of Petroleum Engineering at Texas A&M University. Since 1976 through the present, Mr. Holditch has been a faculty member at Texas A&M University, as an Assistant Professor, Associate Professor, Professor and Professor Emeritus. Since its founding in 1977 until 1997, when it was acquired by Schlumberger Technology Corporation, Mr. Holditch was the Founder and President of S.A. Holditch &

Associates, Inc., a petroleum technology consulting firm providing analysis of low permeability natural gas reservoirs and designing hydraulic fracture treatments. Mr. Holditch is a registered Professional Engineer in Texas, has received numerous honors, awards and recognitions and has authored or co-authored over 100 publications on the oil and natural gas industry. Mr. Holditch received his B.S., M.S. and Ph.D. in Petroleum Engineering from Texas A&M University in 1969, 1970 and 1976, respectively. Mr. Holditch’s qualifications to sit on the Board include significant experience with completions, well operations and fracture technology.

Randal Matkaluk has been a director since August 2007. From November 2008 to February 2010, Mr. Matkaluk was the Chief Financial Officer and Corporate Secretary of Vigilant Exploration Inc., a private oil and natural gas exploration company. From March 2006 to October 2008, Mr. Matkaluk was an independent businessman. Mr. Matkaluk has been a director and officer of Virtutone Networks Inc. (formerly Sawhill Capital Ltd.) since October 2005. Between January 2003 and February 2006, Mr. Matkaluk was the co-founder and Chief Financial Officer of Relentless Energy Corporation, a private oil and natural gas exploration company. Between June 2001 and December 2002, Mr. Matkaluk was the Chief Financial Officer of Antrim Energy Inc., a public international oil and natural gas exploration company listed on the TSX Venture Exchange. Mr. Matkaluk has also worked for Gopher Oil and Gas Company and Cube Energy Corp. Mr. Matkaluk has been a Chartered Accountant since 1983. Mr. Matkaluk received his Bachelor’s Degree in Commerce in 1980 from the University of Calgary. Mr. Matkaluk’s qualifications to sit on the Board include significant public company governance and audit experience.

Composition of the Board

Our Board currently consists of five members, including our Chief Executive Officer and Chief Financial Officer. We have three directors that qualify as independent directors under the Canadian securities laws, the corporate governance standards of the NYSE Amex and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Board Leadership Structure

Our Board understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. To this end, our Board has no policy mandating the combination or separation of the roles of Chairman and Chief Executive Officer and believes the matter should be discussed and considered from time to time as circumstances change. Upon the completion of this offering, we will have a separate Chairman and Chief Executive Officer. This leadership structure is appropriate for us at this time as it permits our Chief Executive Officer to focus on management of our day-to-day operations, while allowing our Chairman to lead our Board in its fundamental role of providing advice to and independent oversight of management.

Board Oversight of Risk Management

Our full Board oversees our risk management process. Our Board oversees a company-wide approach to risk management, carried out by our management. Our full Board determines the appropriate risk for us generally, assesses the specific risks faced by our company and reviews the steps taken by management to manage those risks.

While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our audit committee oversees management of enterprise risks as well as financial risks and effective upon the consummation of this offering will also be responsible for overseeing potential conflicts of interests. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Board Committees

The Board currently has a standing audit committee, compensation committee and nominating and corporate governance committee. Members serve on these committees until their respective resignations or until otherwise determined by our Board. Our Board may from time to time establish other committees.

Audit Committee

The audit committee is currently comprised of three directors, Messrs. Randal Matkaluk, F. Gardner Parker and Stephen Holditch, with Mr. Matkaluk elected as Chairman of the committee. Our Board has determined that all members of the audit committee satisfy the requirements to serve as “independent” directors, as those requirements have been defined by Rule 10A-3 of the Exchange Act and the NYSE Amex. The Board has determined that Mr. Matkaluk, who is a Chartered Accountant having over 25 years of financial experience, qualifies as an “audit committee financial expert.” Mr. Matkaluk is independent of management based on the independence requirements set forth in the Financial Industry Regulatory Authority’s definition of “independent director.”

The audit committee is appointed by our Board to assist the Board in overseeing (1) the quality and integrity of our financial statements; (2) the independent auditor’s qualifications and independence; (3) the performance of our independent auditor; and (4) our compliance with legal and regulatory requirements. The authority and responsibilities of the audit committee are set forth in a written audit committee charter adopted by the Board. The charter grants to the audit committee, sole responsibility for the appointment, compensation and evaluation of our independent auditor, as well as establishing the terms of such engagements. The audit committee has the authority to retain the services of independent legal, accounting or other advisors as the audit committee deems necessary, with appropriate funding available from us, as determined by the audit committee, for such services. The audit committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.

Compensation Committee

Our compensation committee is currently comprised of three directors, Messrs. Randal Matkaluk, F. Gardner Parker and Stephen Holditch, with Mr. Matkaluk elected as Chairman of the committee. Our Board has determined that all of the members of the compensation committee are “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act, and “outside” directors within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code.

Our compensation committee has responsibility for assisting the Board in, among other things, evaluating and making recommendations regarding the compensation of our executive officers and directors, assuring that the executive officers are compensated effectively in a manner consistent with our stated compensation strategy, periodically evaluating the terms and administration of our incentive plans and benefit programs and monitoring of compliance with the legal prohibition on loans to our directors and executive officers.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is currently comprised of three directors, Messrs. Randal Matkaluk, F. Gardner Parker and Stephen Holditch, with Mr. Matkaluk elected as Chairman of the committee. Our Board has determined that all members of the nominating and corporate governance committee satisfy the requirements to serve as “independent” directors, as those requirements have been defined by Rule 10A-3 of the Exchange Act and the NYSE Amex.

The nominating and corporate governance committee will be responsible for identifying, screening and recommending candidates to the Board for Board membership; advising the Board with respect to the corporate governance principles applicable to us; and overseeing the evaluation of the board and management.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board. However, at a minimum, candidates for director must possess:

•	high personal and professional ethics and integrity;

•	the ability to exercise sound judgment;

•	the ability to make independent analytical inquiries;

•	a willingness and ability to devote adequate time and resources to diligently perform Board and committee duties; and

•	the appropriate and relevant business experience and acumen.

In addition to these minimum qualifications, the nominating and corporate governance committee will also take into account when considering whether to nominate a potential director candidate the following factors:

•	whether the person possesses specific industry expertise and familiarity with general issues affecting our business;

•

whether the person’s nomination and election would enable the Board to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC in Item 401 of Regulation S-K;

•	whether the person would qualify as an “independent” director under the listing standards of the various stock markets and exchanges;

•	the importance of continuity of the existing composition of the Board to provide long-term stability and experienced oversight; and

•	the importance of diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The nominating and corporate governance committee will also consider director candidates recommended by stockholders provided such recommendations are submitted in accordance with the procedures set forth below. In order to provide for an orderly and informed review and selection process for director candidates, the Board has determined that stockholders who wish to recommend director candidates for consideration by the Board must comply with the following:

•	the recommendation must be made in writing to our Corporate Secretary;

•

the recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between us and the candidate within the last three years and evidence of the recommending person’s ownership of our common stock;

•

the recommendation shall also contain a statement from the recommending stockholder in support of the candidate; professional references, particularly within the context of those relevant to board membership, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like; and

•

a statement from the stockholder nominee indicating that such nominee wants to serve on the Board and could be considered “independent” under the listing standards of the various stock markets and exchanges and the SEC, as in effect at that time.

All candidates submitted by stockholders will be evaluated by the Board according to the criteria discussed above and in the same manner as all other director candidates.

Code of Ethics

We have adopted a code of business conduct and ethics (within the meaning of Item 406(b) of Regulation S-K) that applies to our directors, officers and employees. The code of business conduct and ethics is designed to deter wrongdoing and to promote honest and ethical conduct and full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications. The code of business conduct and ethics promotes compliance with applicable governmental laws, rules and regulations. The code of business conduct and ethics is posted to our website.

Compensation Committee Interlocks and Insider Participation

None of our officers or employees are members of the compensation committee. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or compensation committee. No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock of: (1) each person or entity who owns of record or beneficially 5% or more of any class of our voting securities; (2) each of our named executive officers and directors; and (3) all of our directors and named executive officers as a group. The percentage of beneficial ownership of our common stock prior to this offering is based upon 23,963,644 shares issued and outstanding on March 3, 2011 (after giving effect to the issuance of approximately 1.0 million shares of common stock in connection with the Slawson Purchase), not reflecting the completion of this offering.

Beneficial ownership is determined in accordance with the rules of SEC. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise noted, the address of each beneficial owner is 1625 Broadway, Suite 780, Denver, Colorado 80202.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering
Name and Address of Beneficial Owner	Number of Shares		Percentage	Percentage
Dr. Peter Hill	106,667	(1)	*	*

Jonathan Samuels	91,667	(2)	*	*

F. Gardner Parker	45,000	(3)	*	*

Randal Matkaluk	35,000	(4)	*	*
Stephen A. Holditch	33,860	(5)	*	*
All executive officers and directors as a group (5 persons)	312,194	(6)	1.30%	*

Palo Alto Investors, LLC 470 University Avenue Palo Alto, California 94301	1,375,137	(7)	5.47%	3.40%

Mackenzie Financial Corporation 180 Queen Street West Toronto, Ontario M5V 3K1	1,200,000	(8)	5.01%	2.97%

Cambrian Capital L.P. 45 Coolidge Point Manchester, Massachusetts 01944	2,739,393	(9)	11.43%	6.77%

*	Less than 1%.

(1)

Includes 46,667 shares of common stock are underlying options that are currently exercisable or exercisable within 60 days and 60,000 shares of common stock that became issuable to Dr. Hill on February 2, 2011 pursuant to the automatic vesting of Deferred Stock Units. On December 2, 2010, the Board, as recommended by the Compensation Committee of the Board, determined that Dr. Hill had met the performance objectives set forth in his employment agreement with respect to the Restructuring STI Award (as defined therein), resulting in the award to Dr. Hill of 90,909 shares of our restricted stock. In addition, due to the efforts and performance of Dr. Hill in connection with the recent public offering of shares of common stock on November 10, 2010, the Board further determined to grant Dr. Hill an additional 10,000 shares of our restricted stock. This grant of the restricted stock will not become effective until the approval by our stockholders of a new omnibus equity incentive plan in 2011 and, once approved, such grants shall vest in full on January 31, 2012 subject to Dr. Hill’s continued service with us until the vesting date and the terms and provisions of the new omnibus equity incentive plan and applicable award agreement.

(2)	Includes 31,667 shares of common stock are underlying options that are currently exercisable or exercisable within 60 days and 60,000 shares of common stock that became issuable to Mr. Samuels on February 2, 2011 pursuant to the automatic vesting of Deferred Stock Units. On December 2, 2010, the Board, as recommended by the Compensation Committee of the Board, determined that Mr. Samuels had met the performance objectives set forth in his employment agreement with respect to the Restructuring STI Award (as defined therein), resulting in the award to Mr. Samuels of 72,727 shares of our restricted stock. In addition, due to the efforts and performance of Mr. Samuels in connection with the recent public offering of shares of common stock on November 10, 2010, the Board further determined to grant Mr. Samuels an additional 10,000 shares of our restricted stock. This grant of the restricted stock will not become effective until the approval by our stockholders of a new omnibus equity incentive plan in 2011 and, once approved, such grants shall vest in full on January 31, 2012 subject to Mr. Samuels’ continued service with us until the vesting date and the terms and provisions of the new omnibus equity incentive plan and applicable award agreement.

(3)	Includes 15,000 shares of common stock are underlying options that are currently exercisable or exercisable within 60 days and 30,000 shares of common stock that became issuable to Mr. Parker on February 2, 2011 pursuant to the automatic vesting of Deferred Stock Units.

(4)	Includes 20,000 shares of common stock that became issuable to Mr. Matkaluk on February 2, 2011 pursuant to the automatic vesting of Deferred Stock Units.

(5)	Includes 20,000 shares of common stock that became issuable to Mr. Holditch on February 2, 2011 pursuant to the automatic vesting of Deferred Stock Units.

(6)	Includes 93,334 shares of common stock underlying options that are currently exercisable or exercisable within 60 days and 190,000 shares of common stock that became issuable on February 2, 2011 pursuant to the automatic vesting of Deferred Stock Units.

(7)	As reported pursuant to a Schedule 13G/A filed with the SEC on December 6, 2010. Palo Alto Investors, LLC is a registered investment adviser and general partner of Palo Alto Global Energy Liquidating Fund, L.P., who in the aggregate, owns 399,545 shares of our common stock. Palo Alto Investors, Inc. is the manager of Palo Alto Investors, LLC. William L. Edwards is the controlling shareholder and President of Palo Alto Investors, Inc. Each of Mr. Edwards, Palo Alto Investors, Inc. and Palo Alto Investors, LLC disclaims beneficial ownership of the common stock except to the extent of that person’s pecuniary interest therein and each disclaims that it is, the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of any of the common stock.

(8)	As reported pursuant to a Schedule 13G filed with the SEC on February 11, 2011. D. Lynn Vickers, the Chief Compliance Officer of Mackenzie Financial Corporation, has voting and dispositive power over the shares held by Mackenzie Financial Corporation. D. Lynn Vickers disclaims beneficial ownership of the common stock.

(9)	As reported pursuant to a Schedule 13G/A filed with the SEC on November 19, 2010. Cambrian Capital L.P. serves as the investment manager to CamCap Energy Offshore Master Fund, L.P., which owns 1,212,121 shares of our common stock, and CamCap Resources Offshore Master Fund, L.P., which owns 1,527,272 shares of our common stock. CamCap Resources Partners, LLC serves as general partner of CamCap Resources Offshore Master Fund, L.P. CamCap Energy Partners, LLC serves as general partner of CamCap Energy Offshore Master Fund, L.P. Cambrian Capital, LLC is the general partner of Cambrian Capital L.P. Ernst von Metzsch and Roland von Metzsch are the managers of each of Cambrian Capital, LLC, CamCap Resources Partners, LLC and CamCap Energy Partners, LLC, and in such capacities may be deemed to have voting and investment control over the shares for such entities. Each of the reporting persons disclaims beneficial ownership of all shares except to the extent of its pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. Related party transactions are subject to review and oversight by our audit committee.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through the underwriters named below. Johnson Rice & Company L.L.C. is acting as the representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement between us and the representatives, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
Johnson Rice & Company L.L.C.
Canaccord Genuity Inc.
Howard Weil Incorporated
BMO Capital Markets Corp.
KeyBanc Capital Markets Inc.
Pritchard Capital Partners, LLC
Global Hunter Securities, LLC
Rodman & Renshaw, LLC

Total	16,500,000

The underwriting agreement provides that the underwriters’ obligation to purchase our common stock is subject to approval of legal matters by counsel and the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the conditions that the representations and warranties made by us to the underwriters are true, that there has been no material adverse change to our condition or in the financial markets and that we deliver to the underwriters customary closing documents. The underwriters are obligated to purchase all of the shares of common stock (other than those covered by the over-allotment option described below) if they purchase any of the shares of common stock.

Option to Purchase Additional Common Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,475,000 additional shares of common stock at the public offering price per share less the underwriting discount shown on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering.

Underwriting Discount and Expenses

The underwriters propose to offer the common stock to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the common stock to securities dealers at the price to the public less a concession not in excess of $             per ordinary share. After the common stock is released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

The following table summarizes the compensation to be paid to the underwriters by us:

Total
	Per share	Without over-allotment	With over-allotment
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate our expenses associated with the offering, excluding underwriting discounts and commissions, will be approximately $            .

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. federal securities laws, or to contribute to payments that may be required to be made in respect of these liabilities.

Lock-Up Agreements

We and our officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the representative, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock, or file any registration statement under the Securities Act of 1933, as amended with respect to any of the foregoing or enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, except for the sale to the underwriters in this offering, the issuance by us of any securities or options to purchase common stock under existing, amended or new employee benefit plans maintained by us, the filing of or amendment to any registration statement related to the foregoing, the filing by us of registration statements to register the resale of the shares issued in accordance with the agreements entered into in connection with the Williston Purchase and the Slawson Purchase, the issuance by us of securities in exchange for or upon conversion of our outstanding securities described herein or certain transfers in the case of officers or directors in the form of bona fide gifts, intra family transfers and transfers related to estate planning matters. Notwithstanding the foregoing, if (1) during the last 17 days of such 120-day restricted period we issue an earnings release or (2) prior to the expiration of such 120-day restricted period we announce that we will release earnings results during the 16-day period beginning on the last day of the 120-day restricted period, the foregoing restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release; provided, however, that this sentence will not apply if, as of the expiration of the restricted period, our common stock is an “actively-traded security” as defined in Regulation M. The representative has advised us that it does not have any present intent to release the lock-up agreements prior to the expiration of the applicable restricted period.

Price Stabilization, Short Positions and Penalty Bids; Passive Market Making

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under its over-allotment option. The underwriters may close out a covered short sale by exercising its over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our common stock to be higher than it would otherwise be in the absence of these transactions. In connection with this offering, the underwriters may engage in passive market making transactions in the shares of common stock in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Electronic Distribution

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares of common stock for sale to their online brokerage account holders. The common stock will be allocated to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common stock may be sold by the underwriters to securities dealers who resell common stock to online brokerage account holders.

Other than this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus supplement, the accompanying prospectus, the documents incorporated herein by reference or registration statement of which the prospectus supplement forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common stock. The underwriters are not responsible for information contained in websites that they do not maintain.

Relationship with the Underwriters

From time to time, the underwriters have provided, and may continue to provide, investment banking services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

LEGAL MATTERS

The validity of our common stock offered by this prospectus supplement will be passed upon for us by Jones Vargas, Chartered, Las Vegas, Nevada. Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters with respect to this offering will be passed upon for the underwriters by Porter Hedges LLP, Houston, Texas.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings are also available to the public at the SEC’s Internet website at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of the NYSE Amex, 20 Broad Street, New York, New York 10002. We maintain an Internet website at http://www.trianglepetroleum.com. On the Investor Relations page of that site, we provide access to our SEC filings free of charge as soon as reasonably practicable after filing with the SEC. The information on our Internet website is not incorporated in this prospectus supplement or the accompanying prospectus by reference and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	our annual report on Form 10-K for the fiscal year ended January 31, 2010, as filed with the SEC on April 9, 2010;

•

our quarterly reports on Form 10-Q for the fiscal quarter ended April 30, 2010, as filed with the SEC on June 14, 2010, for the fiscal quarter ended July 31, 2010, as filed with the SEC on September 14, 2010 and for the fiscal quarter ended October 31, 2010, as filed with the SEC on December 9, 2010; and

•

our current reports on Form 8-K, as filed with the SEC on February 16, 2010, March 12, 2010, March 16, 2010, May 27, 2010, June 7, 2010, August 3, 2010, August 10, 2010, August 12, 2010, September 21, 2010, October 25, 2010, November 3, 2010, November 5, 2010, November 12, 2010 (two reports filed on such date) and December 7, 2010.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to the Chief Financial Officer at Triangle Petroleum Corporation, 1625 Broadway, Suite 780, Denver, Colorado 80202 or by calling us at (303) 260-7125.

Appendix A

GLOSSARY OF OIL AND NATURAL GAS TERMS

The following is a description of the meanings of some of the oil and natural gas industry terms used in this prospectus.

2-D seismic or 3-D seismic. Geophysical data that depicts the subsurface strata in two dimensions or three dimensions, respectively. 3-D seismic typically provides a more detailed and accurate interpretation of the subsurface strata than 2-D seismic

AMI. Area of mutual interest.

Basin. A large natural depression on the earth’s surface in which sediments generally brought by water accumulate.

Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in this prospectus in reference to crude oil or other liquid hydrocarbons.

Boe. Barrels of oil equivalent, with six thousand cubic feet of natural gas being equivalent to one barrel of oil.

Boepd. Boe per day.

Completion. The process of treating a drilled well followed by the installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Condensate. Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

Developed reserves. Reserves of any category that can be expected to be recovered through existing wells with existing equipment and operating methods or for which the cost of required equipment is relatively minor when compared to the cost of a new well.

Dry hole. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Farm-in or farm-out. An agreement under which the owner of a working interest in an oil and natural gas lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a “farm-in” while the interest transferred by the assignor is a “farm-out.”

Field. An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Formation. A layer of rock which has distinct characteristics that differ from nearby rock.

Horizontal well. A well that is drilled vertically to a certain depth and then drilled at a right angle within a specific interval.

Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

A-1

Mcf. Thousand cubic feet of natural gas.

Mcfpd. Mcf per day.

Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

Mmcf. Million cubic feet of natural gas.

Mmcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

Net acres or net wells. The sum of the fractional working interest owned in gross acres or gross wells, as the case may be.

Plugging and abandonment. Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of all states require plugging of abandoned wells.

Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

Proved developed reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved properties. Properties with proved reserves. As of October 31, 2010, we had no proved reserves.

Proved reserves. The estimated quantities of oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

Reserves. Estimated remaining quantities of oil and natural gas and related substances anticipated to be economically producible as of a given date by application of development prospects to known accumulations.

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs.

Spacing. The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres and is often established by regulatory agencies.

Unit. The joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement.

Unproved properties. Properties with no proved reserves.

Wellbore. The hole drilled by the bit that is equipped for oil or natural gas production on a completed well.

Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production and requires the owner to pay a share of the costs of drilling and production operations.

A-2

PROSPECTUS

$300,000,000

Common Stock

Warrants

Debt Securities

Stock Purchase Contracts

Triangle Petroleum Corporation may offer to sell from time to time common stock, warrants, debt securities and stock purchase contracts.

We may offer securities at an aggregate offering price of up to $300,000,000. Our common stock, warrants, debt securities and stock purchase contracts may be offered separately or together, in multiple series, in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. Each time we sell securities, a prospectus supplement will be provided that will contain specific information about the terms of any securities offered and the specific manner in which the securities will be offered. The prospectus supplement will also contain information, where appropriate, about material United States federal income tax consequences relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement. The prospectus supplement may add to, update or change the information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer the securities directly to investors, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution.”

Our common stock is traded on the NYSE Amex under the symbol “TPLM.” On January 27, 2011, the last reported sale price of our common stock on the NYSE Amex was $7.14.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 1, 2011.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement or incorporated by reference into these documents. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference into this prospectus or the accompanying prospectus supplement. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus and the accompanying prospectus supplement are an offer to sell only the securities offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front of those documents.

ii

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” any applicable prospectus supplement and the documents that we incorporate by reference into this prospectus and the prospectus supplement, before making an investment decision. Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us” and “our” refer to Triangle Petroleum Corporation and it subsidiaries.

TRIANGLE PETROLEUM CORPORATION

We are an oil and natural gas exploration and development company currently focused on the acquisition and development of unconventional shale oil resources. In late 2009, we adopted a new investment strategy shifting our area of focus from the Maritimes Basin in the Province of Nova Scotia to the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana. In furtherance of our new strategy, as of January 21, 2011, we have acquired, or committed to acquire, approximately 15,000 net acres primarily in McKenzie and Williams Counties of North Dakota. Having identified an area of focus in the Bakken Shale that we believe will generate attractive returns on invested capital, we are continuing to explore further opportunities in the region with a goal of reaching 30,000 net acres by the end of 2011.

In the Maritimes Basin, we held over 400,000 net acres as of January 21, 2011 with numerous conventional and unconventional prospective reservoirs, including the Windsor and Horton Shales. As a result of the processing and interpretation of our proprietary 2D seismic data, we have identified a conventional exploration opportunity that we believe could hold significant natural gas reserves. We are currently marketing the prospect to industry partners as a farm-out opportunity and propose to enter into an agreement whereby we would maintain a working interest position and potential partners would agree to cover 100% of the capital costs of an initial exploration well.

We were incorporated in the State of Nevada on December 11, 2003 under the name Peloton Resources Inc. On May 10, 2005, we changed our name to Triangle Petroleum Corporation. Our principal executive office is located at 1625 Broadway, Suite 780, Denver, Colorado 80202 and our telephone number at that address is (303) 260-7125. Our website is www.trianglepetroleum.com. The information on our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the following risk factors and the risk factors set forth in the documents and reports filed by us with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before deciding whether to buy our securities. Additional risks not known to us or that we believe are immaterial may also significantly impair our business operations and could result in a complete loss of your investment. If any of the following risks occur, our business, financial condition and results of operations could be harmed.

We have a history of losses which may continue and negatively impact our ability to achieve our business objectives.

We incurred net losses of $13,770,485 and $2,140,101 for the fiscal years ended January 31, 2009 and 2010, respectively, and a net loss of $1,792,727 for the fiscal nine months ended October 31, 2010. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the oil and natural gas industry. We cannot assure you that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to expand our revenues. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on our business, financial condition and result of operations.

Oil and natural gas drilling is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect us.

An investment in us should be considered speculative due to the nature of our involvement in the exploration for, and the acquisition, development and production of, oil and natural gas. Oil and natural gas operations involve many risks, which even a combination of experience and knowledge and careful evaluation may not be able to overcome. There is no assurance that commercial quantities of oil and natural gas will be discovered or acquired by us.

We have substantial capital requirements that, if not met, may hinder our operations.

We anticipate that we will make substantial capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves in the future and for future drilling programs. If we have insufficient revenues, we may have a limited ability to expend the capital necessary to undertake or complete future drilling programs. We cannot assure you that debt or equity financing, or cash generated by operations, will be available or sufficient to meet these requirements or for other corporate purposes, or if debt or equity financing is available, that it will be on terms acceptable to us. Moreover, future activities may require us to alter our capitalization significantly. Our inability to access sufficient capital for our operations could have a material adverse effect on our business, financial condition, results of operations or prospects.

The termination of our agreements with Slawson, Kodiak or OGR could have a material adverse effect on our business, financial condition and results of operations.

Our agreements with Slawson Exploration, Inc., or Slawson, Kodiak Oil & Gas Corp., or Kodiak, and Oppenheimer Global Resource Private Equity Fund I and a related co-investment fund, or OGR, are essential to us and our future development. Our agreement with Slawson remains in effect as long as there is a producing well and for a period of 90 days thereafter, but may be continued if another well is being drilled or reworked at the end of this period. Our agreement with OGR remains in effect until October 2013 unless either OGR achieves certain acquisition thresholds before that date and elects to extend the term of the agreement, or OGR fails to achieve certain thresholds and we elect to terminate the agreement. Also, OGR may terminate the agreement if our net worth falls below a certain level or OGR determines that changes in our executive management team or financial prospects are not satisfactory. Termination of any of these agreements would require us to seek another collaborative relationship in that territory. We cannot assure you that a suitable alternative third party would be identified, and even if identified, we cannot assure you that the terms of any new relationship would be commercially acceptable to us, and as a result, any such termination could have a material adverse effect on our business, financial condition and results of operations.

Our agreements with Slawson, Kodiak and OGR and other agreements that we may enter into, present a number of challenges that could have a material adverse effect on our business, financial condition and results of operations.

Our agreements with Slawson, Kodiak and OGR represent a significant portion of our business in the near future. In addition, as part of our business strategy, we plan to enter into other similar transactions, some of which may be material. These transactions typically involve a number of risks and present financial, managerial and operational challenges, including the existence of unknown potential disputes, liabilities or contingencies that arise after entering into these arrangements related to the counterparties to such arrangements. We could experience financial or other setbacks if such transactions encounter unanticipated problems due to challenges, including problems related to execution or integration. Any of these risks could reduce our revenues or increase our expenses, which could adversely affect our business, financial condition or results of operations.

We depend on successful exploration, development and acquisitions to develop any future reserves and grow production and revenue in the future.

Acquisitions of oil and natural gas acreage, reserves and assets are typically based on engineering and economic assessments made by independent engineers and our own assessments. These assessments will include a series of assumptions regarding such factors as recoverability and marketability of oil and natural gas, future prices of oil and natural gas and operating costs, future capital expenditures and royalties and other government levies which will be imposed over the producing life of the reserves. Many of these factors are subject to change and are beyond our control. In particular, the prices of and markets for oil and natural gas products may change from those anticipated at the time of making such assessment. In addition, all such assessments involve a measure of geologic and engineering uncertainty that could result in lower production and reserves than anticipated. Initial assessments of acquisitions may be based on reports by a firm of independent engineers that are not the same as the firm that we have used. Because each firm may have different evaluation methods and approaches, these initial assessments may differ significantly from the assessments of the firm used by us.

Properties we acquire may be in an unexpected condition and may subject us to increased costs and liabilities, including environmental liabilities. Although we review acquired properties prior to acquisition in a manner consistent with industry practices, such reviews are not capable of identifying all potential conditions. Generally, it is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, we will focus our review efforts on the higher value properties or properties with known adverse conditions and will sample the remainder. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems or permit a buyer to become sufficiently familiar with the properties to assess fully their condition or any deficiencies. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. As a result, we may not acquire good title to some of our acquired properties and we may assume unknown liabilities that could have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty managing growth in our business, which could adversely affect our business plan, financial condition and results of operations.

Growth in accordance with our business plan, if achieved, will place a significant strain on our financial, technical, operational and management resources. As we expand our activities and increase the number of projects we are evaluating or in which we participate, there will be additional demands on these resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers and other professionals in the oil and natural gas industry, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

Substantially all of our net leasehold acreage is undeveloped, and that acreage may not ultimately be developed or become commercially productive, which could have a material adverse effect on our future oil and natural gas reserves and production and, therefore, our future cash flow and income.

Substantially all of our net leasehold acreage is undeveloped, or acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas. In addition, many of our oil and natural gas leases require us to drill wells that are commercially productive, and if we are unsuccessful in drilling such wells, we could lose our rights under such leases. We intend to use some of the proceeds from this offering to develop our leasehold acreage by funding our exploration, exploitation and development activities. Our future oil and natural gas reserves and production and, therefore, our future cash flow and income are highly dependent on successfully developing our undeveloped leasehold acreage.

We may be unable to successfully acquire additional leasehold interests or other oil and natural gas properties, which may inhibit our ability to grow our production.

Acquisitions of leasehold interests or other oil and natural gas properties have been an important element of our business, and we will continue to pursue acquisitions in the future. In the last several years, we have pursued and consummated leasehold or other property acquisitions that have provided us opportunities to expand our acreage position and, to a lesser extent, grow our production. Although we regularly engage in discussions and submit proposals regarding leasehold interests or other properties, suitable acquisitions may not be available in the future on reasonable terms.

As most of our properties are in the exploration stage, we cannot assure you that we will establish commercial discoveries on our properties.

Exploration for economically recoverable reserves of oil and natural gas is subject to a number of risks. Few properties that are explored are ultimately developed into producing oil and/or natural gas wells. Most of our properties are only in the exploration stage and we have only limited revenues from operations. While we do have a limited amount of production of natural gas, we may not establish commercial discoveries on any of our properties. Failure to do so would have a material adverse effect on our business, financial condition and results of operations.

We have a limited operating history in the Bakken Shale and Three Forks formations in North Dakota and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

We have a limited operating history in the Bakken Shale and Three Forks formations in North Dakota. Our success is significantly dependent on a successful acquisition, drilling, completion and production program. Our operations in the Bakken Shale and Three Forks formations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the early stage of the exploration and development phase of our plan and potential investors should be aware of the difficulties normally encountered by enterprises in this stage. If our business plan is not successful and we are not able to operate profitably, investors may lose some or all of their investment.

Our method of accounting for investments in oil and natural gas properties may result in impairment of asset value.

We follow the full cost method of accounting for oil and natural gas properties. Accordingly, all costs associated with the acquisition, exploration and development of oil and natural gas properties, including costs of undeveloped leasehold, geological and geophysical expenses, dry holes, leasehold equipment and legal due diligence costs directly related to acquisition, exploration and development activities, are capitalized. Capitalized costs of oil and natural gas properties also include estimated asset retirement costs recorded based on the fair value of the asset retirement obligation when incurred. The capitalized costs plus future development and dismantlement costs are depleted and charged to operations using the equivalent unit-of-production method based on proved oil and natural gas reserves as determined by our independent petroleum engineers. To the extent that such capitalized costs, net of depletion and amortization, exceed the present value of estimated future net revenues, discounted at 10%, from proved oil and natural gas reserves, after income tax effects, such excess costs are charged to operations, which may have a material adverse effect on our business, financial condition and results of operations. Once incurred, a write down of oil and natural gas properties is not reversible at a later date, even if oil or natural gas prices increase.

We cannot control the activities on the properties we do not operate and are unable to ensure their proper operation and profitability.

We currently do not operate substantially all of the properties in which we have an interest, including all of our acreage in the Bakken Shale and Three Forks formations; however, we currently control and intend to operate 10% to 15% of our acreage. As a result, we have limited ability to exercise influence over, and control the risks associated with, operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in our best interests could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depends upon a number of factors outside of our control, including the operator’s timing and amount of capital expenditures, expertise and financial resources, inclusion of other participants in drilling wells and use of technology.

Our lack of diversification will increase the risk of an investment in us.

Our current business focus is on the oil and natural gas industry in a limited number of properties, primarily in North Dakota. Larger companies have the ability to manage their risk by diversification. However, we currently lack diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting our industry or the regions in which we operate, such as the Bakken Shale and Three Forks formations, than we would if our business were more diversified, increasing our risk profile.

Because we have a small asset base and have limited access to additional capital, we may have to limit our exploration activity, which may result in a loss of investment.

We have a small asset base and limited access to additional capital. Due to our brief operating history and historical operating losses, our operations have not been a source of liquidity and we expect to raise additional capital through equity financings. We presently do not have any available credit or bank financing sources of liquidity. We expect significant capital expenditures during 2011 for land acquisitions and drilling programs on our U.S. oil shale program and for overhead and working capital purposes. We cannot assure you that we will be successful in obtaining additional funding. In that event, we may not be able to complete our planned exploration programs. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations and investors may lose their investment.

If we are unable to raise additional funds or secure a new joint operating partner in the Windsor Block, we may be required to surrender the Windsor Block lease.

On April 15, 2009, we entered into a 10-year production lease for approximately 474,625 gross acres (approximately 412,924 net acres) of land. In April 2011, we are required to provide a technical report and the Nova Scotia government may request the surrender of certain lands they deem not adequately evaluated. As of January 26, 2011, we have not met and do not currently plan to meet the Nova Scotia government’s drilling and production requirements and therefore we may be required to surrender certain or all lands in this area in the future. At the end of the fifth year of the lease, areas of the land block not adequately drilled or otherwise evaluated may be subject to surrender. Since April 15, 2009, we have completed three exploration wells and acquired seismic data towards the production lease commitments. There is a risk that our joint venture partner in the Windsor Block will not be able to pay for their portion (13%) of the well costs, which could also slow down or stop exploration on the Windsor Block.

We will have to raise additional funds or secure a new joint operating partner in the Windsor Block to complete the exploration and development phase of our Windsor Block programs and we cannot assure you that we will be able to do so. There is a risk that we may not obtain the necessary additional funds or a new partner to continue operations and to determine the existence, discovery and successful exploitation of economically recoverable reserves and the attainment of profitable operations on our Windsor Block. If we do not obtain additional funds or secure a new partner, we may be required to surrender the lease.

We face strong competition from other oil and natural gas companies.

We encounter competition from other oil and natural gas companies in all areas of our operations, including the acquisition of exploratory prospects and proven properties. Our competitors include major oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of our competitors have been engaged in the oil and natural gas business much longer than we have and possess substantially larger operating staffs and greater capital resources than us. These companies may be able to pay more for exploratory projects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry. Such competitors may also be in a better position to secure oilfield services and equipment on a timely basis or on more favorable terms. We may not be able to conduct our operations, evaluate and select suitable properties and consummate transactions successfully in this highly competitive environment.

Current global financial conditions have been characterized by increased volatility which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. We cannot assure you that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

The potential profitability of oil and natural gas properties depends upon factors beyond our control.

The potential profitability of oil and natural gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and natural gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls or any combination of these and other factors, and respond to changes in domestic, international, political, social and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance. In addition, a productive well may become commercially unproductive in the event that water or other deleterious substances are encountered which impair or prevent the production of oil and/or natural gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. These factors cannot be accurately predicted and the combination of these factors may result in us not receiving an adequate return on invested capital.

Seasonal weather conditions and other factors could adversely affect our ability to conduct drilling activities.

Our operations could be adversely affected by weather conditions and wildlife restrictions on federal leases. In the Williston Basin and in Canada, drilling and other oil and natural gas activities cannot be conducted as effectively during the winter months. Winter and severe weather conditions limit and may temporarily halt the ability to operate during such conditions. These constraints and the resulting shortages or high costs could delay or temporarily halt our oil and natural gas operations and materially increase our operating and capital costs, which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to retain the services of Dr. Hill and Mr. Samuels, or if we are unable to successfully recruit qualified managerial and field personnel having experience in oil and natural gas exploration, we may not be able to continue our operations.

Our success depends to a significant extent upon the continued services of our directors and officers and, in particular, Peter Hill, our Chief Executive Officer, and Jonathan Samuels, our Chief Financial Officer. Loss of the services of Dr. Hill or Mr. Samuels could have a material adverse effect on our growth, revenues and prospective business. We have not and do not expect to obtain key man insurance on our management. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and natural gas exploration business. Competition for qualified individuals is intense. We cannot assure you that we will be able to retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

The marketability of natural resources will be affected by numerous factors beyond our control.

The markets and prices for oil and natural gas depend on numerous factors beyond our control. These factors include demand for oil and natural gas, which fluctuate with changes in market and economic conditions, and other factors, including:

•	worldwide and domestic supplies of oil and natural gas;

•	actions taken by foreign oil and natural gas producing nations;

•	political conditions and events (including instability or armed conflict) in oil-producing or natural gas-producing regions;

•	the level of global and domestic oil and natural gas inventories;

•	the price and level of foreign imports;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of pipeline or other takeaway capacity;

•	weather conditions;

•	terrorist activity;

•	domestic and foreign governmental regulations and taxes; and

•	the overall worldwide and domestic economic environment.

Significant declines in oil and natural gas prices for an extended period may have the following effects on our business:

•	adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

•	cause us to delay or postpone some of our capital projects;

•	reduce our revenues, operating income and cash flow; and

•	limit our access to sources of capital.

We may have difficulty distributing our oil and natural gas production, which could harm our financial condition.

In order to sell the oil and natural gas that we are able to produce from the Williston Basin and the Maritimes Basin, we may have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This situation could be exacerbated to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our ability to explore and develop properties and to store and transport our oil and natural gas production, which may increase our expenses.

Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate or labor disputes may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

Our significant stockholders may have substantial influence over our business and affairs.

As of January 26, 2011, Cambrian Capital L.P. owned greater than 10% of our issued and outstanding shares of common stock. As a result, they have substantial influence over the outcome of certain matters requiring stockholder approval, including the power to, among other things:

•	amend our articles of incorporation;

•	elect and remove our directors and control the appointment of our senior management; and

•	prevent our ability to be acquired and complete other significant corporate transactions.

Oil and natural gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on us.

Oil and natural gas operations are subject to federal, state, provincial and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and natural gas operations are also subject to federal, state, provincial and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government authorities are required for drilling operations to be conducted and no assurance can be given that such permits will be received. The failure or delay in obtaining the requisite approvals or permits may adversely affect our business, financial condition and results of operations.

Hydraulic fracturing, the process used for releasing oil and natural gas from shale rock, has recently come under increased scrutiny and could be the subject of further regulation that could impact the timing and cost of development.

The Environmental Protection Agency, or EPA, recently amended the Underground Injection Control, or UIC, provisions of the federal Safe Drinking Water Act, or the SDWA, to exclude hydraulic fracturing from the definition of “underground injection.” However, the U.S. Senate and House of Representatives are currently considering bills entitled the Fracturing Responsibility and Awareness of Chemicals Act, or the FRAC Act, to amend the SDWA to repeal this exemption. If enacted, the FRAC Act would amend the definition of “underground injection” in the SDWA to encompass hydraulic fracturing activities, which could require hydraulic fracturing operations to meet permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting, and recordkeeping obligations, and meet plugging and abandonment requirements. The FRAC Act also proposes to require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater.

Hydraulic fracturing is the primary production method used to produce reserves located in the Bakken Shale and Three Forks formations. Depending on the legislation that may ultimately be enacted or the regulations that may be adopted at the federal, state and/or provincial levels, exploration and production activities that entail hydraulic fracturing could be subject to additional regulation and permitting requirements. Individually or collectively, such new legislation or regulation could lead to operational delays or increased operating costs and could result in additional burdens that could increase the costs and delay the development of unconventional oil and natural gas resources from shale formations which are not commercial without the use of hydraulic fracturing. This could have an adverse effect on our business, financial condition and results of operations.

Exploration activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations.

In general, our exploration activities are subject to certain federal, state, provincial and local laws and regulations relating to environmental quality and pollution control. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. These laws and regulations may require the acquisition of permits before drilling commences; restrict the types, quantities and concentration of various substances that can be released into the environment from drilling and production activities; limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells; and impose substantial liabilities for pollution resulting from our operations. Such laws and regulations increase the costs of our exploration activities and may prevent or delay the commencement or continuance of a given operation. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state or provincial authorities. Such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance.

With the introduction of the Kyoto Protocol, oil and natural gas producers may be required to reduce greenhouse gas emissions. This could result in, among other things, increased operating and capital expenditures for those producers. This could also make certain production of oil or natural gas by those producers uneconomic, resulting in reductions in such production. The Kyoto Protocol was ratified by the Canadian government in December of 2002 and commits Canada to reducing its greenhouse gas emissions levels to 6% below 1990 “business-as-usual” levels by 2012. It officially came into force on February 16, 2005. Since that date the Canadian government has indicated it will be unable to meet its Kyoto Protocol commitments. We are unable to predict the effect on our business, financial condition and results of operations of the ratification of the Kyoto Protocol by the Canadian federal government or its subsequent position that Canada cannot meet its commitments thereunder.

The first commitment period under the Kyoto Protocol ends in 2012. Government leaders and representatives from approximately 170 countries met in Copenhagen, Denmark from December 7 through 18, 2009, or the Copenhagen Conference, to attempt to negotiate a successor to the Kyoto Protocol. The Copenhagen Conference resulted in a broad political consensus rather than a binding international treaty, or the Copenhagen Accord, that has not been endorsed by all participating countries. The Copenhagen Accord reinforces the commitment to reducing the emissions of greenhouse gas, or GHGs, contained in the Kyoto Protocol and promises funding to help developing countries mitigate and adapt to climate change. In response to the Copenhagen Accord, the Canadian government indicated on January 29, 2010 that it will seek to achieve a 17% reduction in GHG emissions from its 2005 levels by 2020. We are unable to predict the effect that compliance with the Copenhagen Accord by the Canadian federal government will have on our business, financial condition and results of operation.

Climate change laws and regulations restricting emissions of greenhouse gases could result in increased operating costs and reduced demand for the oil and natural gas that we produce while the physical effects of climate change could disrupt our production and cause us to incur significant costs in preparing for, or responding to, those effects.

On December 15, 2009, the EPA published its findings that emissions of carbon dioxide, methane and other greenhouse gases present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climatic changes. These findings by the EPA allowed the agency to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. Consequently, the EPA proposed two sets of regulations that would require a reduction in emissions of greenhouse gases from motor vehicles and, also, could trigger permit review for greenhouse gas emissions from certain stationary sources. In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010. The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, our equipment and operations could require us to incur costs to reduce emissions of greenhouse gases associated with our operations or could adversely affect demand for the oil and natural gas we produce.

Also, on June 26, 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009, or ACESA, which would establish an economy-wide cap-and-trade program to reduce United States emissions of greenhouse gases including carbon dioxide and methane that may contribute to the warming of the Earth’s atmosphere and other climatic changes. If it becomes law, ACESA would require a 17% reduction in greenhouse gas emissions from 2005 levels by 2020 and just over an 80% reduction of such emissions by 2050. Under this legislation, the EPA would issue a capped and steadily declining number of tradable emissions allowances to certain major sources of greenhouse gas emissions so that such sources could continue to emit greenhouse gases into the atmosphere. These allowances would be expected to escalate significantly in cost over time. The net effect of ACESA will be to impose increasing costs on the combustion of carbon-based fuels such as oil, refined petroleum products and natural gas. The U.S. Senate has begun work on its own legislation for restricting domestic greenhouse gas emissions and President Obama has indicated his support of legislation to reduce greenhouse gas emissions through an emission allowance system. Although it is not possible at this time to predict when the Senate may act on climate change legislation or how any bill passed by the Senate would be reconciled with ACESA, any future federal laws or implementing regulations that may be adopted to address greenhouse gas emissions could require us to incur increased operating costs and could adversely affect demand for the oil and natural gas we produce.

Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events. If any such effects were to occur, they could have an adverse effect on our exploration and production operations. Significant physical effects of climate change could also have an indirect effect on our financing and operations by disrupting the transportation or process-related services provided by midstream companies, service companies or suppliers with whom we have a business relationship. We may not be able to recover through insurance some or any of the damages, losses or costs that may result from potential physical effects of climate change and as a result, this could have a material adverse effect on our business, financial condition and results of operations.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect on our financial position and results of operations.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor and other risks are involved. We may become subject to liability for pollution or hazards against which we cannot adequately insure or for which we may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and results of operations.

Any change in government regulation and/or administrative practices may have a negative impact on our ability to operate and on our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or Canada or any other jurisdiction may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry on our business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitability.

Aboriginal claims could have an adverse effect on us and our operations.

Aboriginal peoples have claimed aboriginal title and rights to portions of Canada where we operate, including in Nova Scotia, where our Windsor Block acreage is located. We are not aware that any claims have been made in respect of our property and assets. However, if a claim arose and was successful, it could have an adverse effect on us and our operations.

We do not plan to insure against all potential operating risks. We might incur substantial losses from, and be subject to substantial liability claims for, uninsured or underinsured risks related to our oil and natural gas operations.

We do not intend to insure against all risks. Our oil and natural gas exploration and production activities will be subject to hazards and risks associated with drilling for, producing and transporting oil and natural gas, and any of these risks can cause substantial losses resulting from:

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

•	fires and explosions;

•	personal injuries and death;

•	regulatory investigations and penalties; and

•	natural disasters.

We might elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. Losses and liabilities arising from uninsured and underinsured events or in amounts in excess of existing insurance coverage could have a material adverse effect on our business, financial condition or results of operations.

No assurance can be given that defects in our title to oil and natural gas interests do not exist.

Title to oil and natural gas interests is often not possible to determine without incurring substantial expense. An independent title review was completed with respect to certain of the oil and natural gas rights acquired by us and the interests in oil and natural gas rights owned by us. However, no assurance can be given that title defects do not exist. If a title defect does exist, it is possible that we may lose all or a portion of the properties to which the title defect relates. Our actual interest in certain properties may therefore vary from our records.

We have discovered material weaknesses in our internal accounting controls and our inability to correct these weaknesses could reduce confidence in our financial statements.

For the three fiscal years ended January 31, 2010 and the nine fiscal months ended October 31, 2010, our management identified a material weakness related to our period-end financial reporting process. Specifically, we did not have sufficient personnel in our accounting and financial reporting functions, and as a result, we were not able to achieve adequate segregation of duties and were not able to provide adequate reviews of the financial statements. This control deficiency, which is pervasive in nature, results in a reasonable possibility that material misstatements of the financial statements will not be prevented or detected on a timely basis. Management will continue to monitor and evaluate the effectiveness of our disclosure controls and procedures and our internal controls over financial reporting on an ongoing basis and is committed to taking further action and implementing additional enhancements or improvements, as necessary and as funds allow. As part of this commitment, we will continue to assess our current personnel resources. As our activity levels increase, we have added new personnel resources, and will continue to look to increase our personnel resources, to increase segregation of duties. As operations increase, we plan to hire additional knowledgeable personnel to further support our current accounting personnel.

Although our management and audit committee intend for the new policies and procedures to provide sufficient assurance of future compliance, we are unable to determine at this time whether the new policies and procedures will be fully effective in correcting these weaknesses. Despite this, a control system, no matter how well conceived and operated, can provide only reasonable assurance that the objectives of the control system are met. Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and procedures or internal accounting controls will prevent all errors and fraud, even after instituting the changes described above. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues have been detected and further misstatements due to error or fraud may occur and not be detected.

We are subject to the requirements of Section 404(a) of the Sarbanes-Oxley Act. If we are unable to timely comply with Section 404(a) or if the costs related to compliance are significant, our profitability, stock price, financial condition and results of operations could be materially adversely affected.

We are required to comply with the provisions of Section 404(a) of the Sarbanes-Oxley Act of 2002. Section 404(a) requires that we document and test our internal controls over financial reporting and issue management’s assessment of our internal controls over financial reporting.

We believe that the out-of-pocket costs, the diversion of management’s attention from running the day-to-day operations and operational changes caused by the need to comply with the requirements of Section 404(a) of the Sarbanes-Oxley Act could be significant. If the time and costs associated with such compliance exceed our current expectations, our profitability, stock price, financial condition and results of operations could be materially adversely affected.

We cannot be certain at this time that we will identify any additional material weaknesses in our internal controls over financial reporting. If we fail to comply with the requirements of Section 404(a) or if we identify and report any additional material weaknesses, the accuracy and timeliness of the filing of our annual and quarterly reports may be materially adversely affected and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock. In addition, material weaknesses in the effectiveness of our internal controls over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, financial condition and results of operations.

Our Canadian operations subject us to currency exchange rate risk, which could cause our financial condition and results of operations to fluctuate significantly from period to period.

A portion of our revenues are derived from our Canadian activities and operations. As a result, we translate the financial condition and results of operations of our Canadian operations into U.S. dollars. Therefore, our reported financial condition and results of operations are subject to changes in the exchange relationship between the two currencies. For example, as the relationship of the Canadian dollar strengthens against the U.S. dollar, our revenue denominated in Canadian dollars is favorably affected and conversely our expenses denominated in Canadian dollars are unfavorably affected. Monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at rates of exchange in effect at the balance sheet date and gains and losses are recorded in earnings. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Our foreign currency transactions are primarily undertaken in Canadian dollars. We have not, to the date of the consolidated financial statements included in this prospectus, entered into derivative instruments to offset the impact of foreign currency fluctuations.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, or the Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 in Item 1A under “Risk Factors” and the risks detailed from time to time in our future SEC reports. These forward-looking statements include, but are not limited to, statements about:

•	history of losses;

•	uncertainty of drilling results;

•	termination of agreements with our partners;

•	our relationship with our partners;

•	inability to acquire additional leasehold interests or other oil and natural gas properties;

•	inability to manage growth in our business;

•	inability to control properties we do not operate;

•	inability to protect against certain liabilities associated with our properties;

•	lack of diversification;

•	substantial capital requirements and limited access to additional capital;

•	competition in the oil and natural gas industry;

•	global financial conditions;

•	oil and natural gas realized prices;

•	seasonal weather conditions;

•	marketing and distribution of oil and natural gas;

•	the influence of our significant stockholders;

•	government regulation of the oil and natural gas industry;

•	potential regulation affecting hydraulic fracturing;

•	environmental regulations, including climate change regulations;

•	uninsured or underinsured risks;

•	aboriginal claims relating to our Canadian properties;

•	defects in title to our oil and natural gas interests;

•	material weaknesses in our internal accounting controls; and

•	foreign currency exchange risks.

Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of such documents. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus, any applicable prospectus supplement and documents incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

We file reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Triangle Petroleum Corporation. The address of the SEC website is http://www.sec.gov.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file numbers for the documents incorporated by reference into this prospectus are 001-34945 for documents filed on or after November 11, 2010 and 0-51321 for documents filed prior to that date. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this document:

•	our annual report on Form 10-K for the fiscal year ended January 31, 2010, as filed with the SEC on April 9, 2010;

•

our quarterly reports on Form 10-Q for the fiscal quarter ended April 30, 2010, as filed with the SEC on June 14, 2010, for the fiscal quarter ended July 31, 2010, as filed with the SEC on September 14, 2010 and for the fiscal quarter ended October 31, 2010, as filed with the SEC on December 9, 2010;

•

our current reports on Form 8-K, as filed with the SEC on February 16, 2010, March 12, 2010, March 16, 2010, May 27, 2010, June 7, 2010, August 3, 2010, August 10, 2010, August 12, 2010, September 21, 2010, October 25, 2010, November 3, 2010, November 5, 2010, November 12, 2010 (two reports filed on such date) and December 7, 2010 (in each case excluding Items 2.02 or 7.01, which have been “furnished” but not “filed” for purposes of the Exchange Act; and

•

the description of our common stock set forth in our registration statement filed on Form 8-A pursuant to Section 12 of the Exchange Act with the SEC on November 2, 2010, and any amendment or report filed for the purpose of updating that description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement or (ii) from the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to the Chief Financial Officer at Triangle Petroleum Corporation, 1625 Broadway, Suite 780, Denver, Colorado 80202 or by calling us at (303)  260-7125.

USE OF PROCEEDS

Unless we provide otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of our securities covered by this prospectus for general corporate purposes, including, but not limited to, acquisitions, capital expenditures and working capital.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we may include in any applicable prospectus supplement and in any related free writing prospectuses, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms summarized below will apply generally to any debt securities that we may offer, we will describe the particular terms of any debt securities in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

We may issue debt securities from time to time in one or more distinct series. The debt securities may be senior debt securities or subordinated debt securities. Senior debt securities may be issued under a senior indenture and subordinated debt securities may be issued under a subordinated indenture. If we issue debt securities pursuant to an indenture, we will specify the trustee under such indenture in the applicable prospectus supplement. We will include in a supplement to this prospectus the specific terms of debt securities being offered, including the terms, if any, on which debt securities may be convertible into or exchangeable for common stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of debt securities and any indentures are summaries of those provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indentures (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or any indenture).

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct unsecured obligations. Any debt securities designated as senior will rank equally with any of our other senior and unsubordinated debt. Any debt securities designated as subordinated will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•

whether the debt securities will be issued as registered securities and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities;

•	the date or dates on which the principal amount of the debt securities will mature;

•

if the debt securities bear interest, the rate or rates at which the debt securities bear interest, or the method for determining the interest rate, and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable, or the method for determining such dates, and the regular record dates for interest payments;

•

the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

•

if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

•

the events of default and covenants relevant to the debt securities, including, the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	the name and location of the corporate trust office of the applicable trustee under the indenture for such series of notes;

•	if other than United States dollars, the currency in which the debt securities will be paid or denominated;

•

if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

•	if the debt securities do not bear interest, the dates on which we will furnish to the applicable trustee the names and addresses of the holders of the debt securities;

•

if other than as set forth in an indenture, provisions for the satisfaction and discharge or defeasance or covenant defeasance of that indenture with respect to the debt securities issued under that indenture;

•	the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•	whether and under what circumstances we will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;

•

whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

•

if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities will be convertible and the terms of any conversion provisions;

•	the forms of the debt securities; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

This prospectus is part of a registration statement that provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplement and in any related free writing prospectuses, summarizes the material terms and provisions of our common stock that we may offer under this prospectus. The following summary of our capital stock is subject in all respects to the applicable provisions of the Nevada’s private corporations laws (Nevada Revised Statute Chapter 78), or the NRS, our articles of incorporation, as amended, or our “articles of incorporation” and bylaws, as amended and restated, or our “bylaws.”

General

We are authorized to issue up to 70,000,000 shares of common stock, with a par value of $0.00001. As of January 26, 2011, we had 22,525,584 shares of outstanding common stock.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The affirmative vote of a plurality of the votes cast at the meeting of the stockholders at which there is a quorum by the holders of shares of our common stock entitled to vote in the election are required to elect each director. Other matters to be voted on by our stockholders must be approved by the affirmative vote of a majority of the shares represented at the meeting at which there is a quorum and entitled to vote on such matter (which shares voting affirmatively also constitute at least a majority of the required quorum), unless the vote of a greater number or voting by classes is required by applicable law, our articles of incorporation or our bylaws. On any matter other than the election of directors, any stockholder may vote part of the shares in favor of or in opposition to the proposal and refrain from voting the remaining shares. However, if the stockholder fails to specify the number of shares which the stockholder is voting, it will be conclusively presumed that the stockholder’s vote is with respect to all shares that the stockholder is entitled to vote. Holders of our common stock will not have the right to cumulate votes in elections of directors.

Liquidation Rights

Upon our liquidation, dissolution and winding up, the holders of our common stock are entitled to share ratably in our assets which are legally available for distribution after payment of all debts and other liabilities.

Dividend Rights

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors.

Preemptive Rights

Our common stock has no preemptive or conversion rights or other subscription rights.

No Redemption Rights, Conversion Rights or Sinking Fund

There are no redemption, conversion or sinking fund provisions applicable to our common stock.

Stockholder Action; Special Meetings

Our bylaws provide that stockholders’ action can only be taken at an annual or special meeting of stockholders except that stockholder action by written consent can be taken if the consent is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our bylaws provide that, except as otherwise required by law or our articles of incorporation, special meetings of the stockholders may be called at any time by our president or by a majority of our board of directors.

Number of Directors; Removal; Vacancies

Our bylaws currently specify that the number of directors shall be at least one and no more than 13 persons, unless otherwise determined by a vote of the majority of our board of directors. Our board of directors currently consists of five persons.

Pursuant to our bylaws and the NRS, each director serves until the next annual meeting and until his or her successor has been elected and qualified or his or her removal or resignation, and directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

Our bylaws further provide that vacancies resulting from newly created directorships in our board of directors may be filled by a majority of our board of directors, even if less than a quorum is present, or by a sole remaining director. Any director so chosen will hold office until his or her successor has been elected at an annual or special meeting of stockholders and has been qualified, or his or her removal or resignation.

Anti-Takeover Effects of Certain Provisions of Nevada Law

We are subject to the anti-takeover law of the NRS, commonly known as the Business Combinations Act. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

We have opted out of the Acquisition of Controlling Interest statutory provisions of the NRS.

Amendment of Bylaws

Our bylaws may be amended by (i) a majority of all the stock issued and outstanding and entitled to vote at an annual or special meeting of stockholders or (ii) a majority of our board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock in the United States is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004 and in Canada is Olympia Trust Company, 2300, 125—9 Avenue SE Calgary, Alberta T2G0P6.

Listing

Our common stock is currently quoted on the NYSE Amex under the symbol “TPLM” and the TSX Venture Exchange under the symbol “TPO.”

DESCRIPTION OF STOCK PURCHASE CONTRACTS

The following description, together with the additional information that we include in any applicable prospectus supplement and in any related free writing prospectuses, summarizes the material terms and provisions of the stock purchase contracts that we may offer under this prospectus. While the terms we have summarized below will apply generally to any stock purchase contracts that we may offer under this prospectus, we will describe the particular terms of any series of stock purchase contracts in more detail in the applicable prospectus supplement. The terms of any stock purchase contracts offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of stock purchase contract that describes the terms of the particular stock purchase contract we are offering before the issuance of the related stock purchase contract. The following summaries of material provisions of the stock purchase contracts are subject to, and qualified in their entirety by reference to, all the provisions of the stock purchase contracts applicable to the stock purchase contracts that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the stock purchase contracts that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete stock purchase contracts that contain the terms of the stock purchase contracts.

We may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by us or on our behalf of shares of the underlying security, or they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security. The stock purchase contracts may require us to make periodic payments to the holders of the certain of our securities or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the stock purchase contracts.

The securities related to the stock purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase the underlying security or property under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular warrants we are offering before the issuance of the related warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock, and the warrants may be attached to or separate from these securities.

We may evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular warrants.

If we decide to issue warrants pursuant to this prospectus, we will specify in a prospectus supplement the terms of the warrants, including, if applicable, the following:

•	the offering price and aggregate number of warrants offered;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	a discussion of any material U.S. federal income tax considerations of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants may have no rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase our common stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase shares of our common stock at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. If we so indicate in the applicable prospectus supplement, the warrants may also provide that they may be exercised on a “cashless” or net basis. We will set forth on the reverse side of the warrant certificate, if applicable, and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to us or a warrant agent in order to exercise a warrant.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at our offices, the corporate trust office of a warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the shares of our common stock purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender shares of our common stock as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers;

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•

enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•

loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our common stock, which is listed on the NYSE Amex. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities or warrants on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, or the FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Jones Vargas, Chartered, Las Vegas, Nevada, will provide opinions regarding the validity of our common stock and the warrants and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will provide opinions regarding the validity of the debt securities and the stock purchase contracts. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of the Company have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

16,500,000 Shares

Triangle Petroleum Corporation

COMMON STOCK

Prospectus Supplement

Joint Book-Running Managers

Johnson Rice & Company L.L.C.	Canaccord Genuity

Senior Co-Manager

Howard Weil Incorporated

Co-Managers

BMO Capital Markets		KeyBanc Capital Markets
Pritchard Capital Partners, LLC	Global Hunter Securities	Rodman & Renshaw, LLC

March     , 2011